Exhibit 10.69

AGREEMENT

by and between

1-800-RECONEX, INC.

and

VERIZON VIRGINIA INC.,
f/k/a BELL ATLANTIC – VIRGINIA, INC.

FOR THE COMMONWEALTH OF VIRGINIA

TABLE OF CONTENTS

AGREEMENT		1

1.	The Agreement	1

2.	Term and Termination	1

3.	Glossary and Attachments	2

4.	Applicable Law	2

5.	Assignment	3

6.	Assurance of Payment	3

7.	Audits	4

8.	Authorization	5

9.	Billing and Payment; Disputed Amounts	5

10.	Confidentiality	6

11.	Counterparts	8

12.	Default	8

13.	Discontinuance of Service by Reconex	8

14.	Dispute Resolution	9

15.	Force Majeure	9

16.	Forecasts	10

17.	Fraud	10

18.	Good Faith Performance	10

19.	Headings	10

20.	Indemnification	10

21.	Insurance	12

22.	Intellectual Property	13

23.	Joint Work Product	14

24.	Law Enforcement	14

25.	Liability	14

26.	Network Management	15

i

27.	Non-Exclusive Remedies	16

28.	Notice of Network Changes	16

29.	Notices	16

30.	Ordering and Maintenance	18

31.	Performance Standards	18

32.	Point of Contact for Reconex Customers	18

33.	Predecessor Agreements	18

34.	Publicity and Use of Trademarks or Service Marks	19

35.	References	19

36.	Relationship of the Parties	19

37.	Reservation of Rights	20

38.	Subcontractors	21

39.	Successors and Assigns	21

40.	Survival	21

41.	Taxes	21

42.	Technology Upgrades	23

43.	Territory	23

44.	Third Party Beneficiaries	23

45.	251 and 271 Requirements	24

46.	252(i) Obligations	24

47.	Use of Service	24

48.	Waiver	24

49.	Warranties	24

50.	Withdrawal of Services	24

GLOSSARY		27

1.	General Rule	27

2.	Definitions	27

ADDITIONAL SERVICES ATTACHMENT		40

1.	Alternate Billed Calls	40

2.	Dialing Parity - Section 251(b)(3)	40

3.	Directory Assistance (DA) and Operator Services	40

4.	Directory Listing and Directory Distribution	40

5.	Information Services Traffic	42

6.	Intercept and Referral Announcements	43

7.	Originating Line Number Screening (OLNS)	44

8.	Operations Support Systems (OSS)	44

9.	Poles, Ducts, Conduits and Rights-of-Way	50

10.	Telephone Numbers	50

INTERCONNECTION ATTACHMENT		52

1.	General	52

2.	Points of Interconnection (POI) and Trunk Types	52

3.	Alternative Interconnection Arrangements	57

4.	Initiating Interconnection	57

5.	Transmission and Routing of Telephone Exchange Service Traffic	57

6.	Trunking Measurement and Billing over Local Interconnection Trunks	58

7.	Reciprocal Compensation Arrangements – Pursuant to Section 251(b)(5)	59

8.	Transmission and Routing of Exchange Access Traffic	62

9.	Meet-Point Billing Arrangements	63

10.	Toll Free Service Access Code (e.g., 800/888/877) Traffic	66

11.	Tandem Transit Traffic	67

12.	Number Resources, Rate Centers and Routing Points	68

13.	Joint Network Implementation and Grooming Process; and Installation, Maintenance, Testing and Repair	69

14.	Number Portability - Section 251(B)(2)	70

RESALE ATTACHMENT		74

1.	General	74

2.	Use of Verizon Telecommunications Services	74

3.	Availability of Verizon Telecommunications Services	75

4.	Responsibility for Charges	75

5.	Operations Matters	75

UNBUNDLED NETWORK ELEMENTS (UNEs) ATTACHMENT

1.	General

2.	Verizon’s Provision of UNEs

3.	Loop Transmission Types

4.	Line Sharing

5.	Line Splitting

6.	Sub-Loop

7.	Inside Wire

8.	Dark Fiber

9.	Network Interface Device

10.	Unbundled Switching Elements

11.	Unbundled Interoffice Facilities

12.	Signaling Networks and Call-Related Databases

13.	Operations Support Systems

14.	Availability of Other UNEs on an Unbundled Basis

15.	Maintenance of UNEs

16.	Rates and Charges

17.	Combinations

COLLOCATION ATTACHMENT

1.	Verizon’s Provision of Collocation

2.	Reconex’s Provision of Collocation

911 ATTACHMENT

1.	911/E-911 Arrangements

2.	Electronic Interface

3.	911 Interconnection

4.	911 Facilities

5.	Local Number Portability for use with 911

6.	PSAP Coordination

7.	911 Compensation

8.	911 Rules and Regulations

PRICING ATTACHMENT

1.	General

2.	Verizon Telecommunications Services Provided to Reconex for Resale Pursuant to the Resale Attachment

3.	Reconex Prices

4.	Section 271

5.	Regulatory Review of Prices

APPENDIX A TO THE PRICING ATTACHMENT

v

AGREEMENT

PREFACE

This Agreement (“Agreement”) is made by and between 1-800-Reconex, Inc. (Reconex), a corporation organized under the laws the Commonwealth of Virginia, with offices at 2500 Industrial Avenue, Hubbard, Oregon 97032 and Verizon Virginia Inc., f/k/a Bell Atlantic – Virginia, Inc. (“Verizon”), a corporation organized under the laws of the Commonwealth of Virginia, with offices at 600 East Main Street, Richmond, Virginia 23261. (Reconex and Verizon may be referred to hereinafter, each individually, as a “Party,” and, collectively, as the “Parties”).

In consideration of the mutual promises contained in this Agreement, and intending to be legally bound, Verizon and Reconex hereby agree as follows:

1.	The Agreement

1.1

This Agreement includes: (a) the Principal Document; (b) the Tariffs of each Party applicable to the Services that are offered for sale by it in the Principal Document (which Tariffs are incorporated and made a part hereof this Agreement by reference); and, (c) an Order by a Party that has been accepted by the other Party.

1.2

Conflicts among provisions in the Principal Document, Tariffs, and an Order by a Party which has been accepted by the other Party, shall be resolved in accordance with the following order of precedence, where the document identified in subsection “(a)” shall have the highest precedence: (a) the Principal Document; (b) the Tariffs; and, (c) an Order by a Party that has been accepted by the other Party. The fact that a provision appears in the Principal Document but not in a Tariff, or in a Tariff but not in the Principal Document, shall not be interpreted as, or deemed grounds for finding, a conflict for the purposes of this Section 1.2.

1.3

This Agreement constitutes the entire agreement between the Parties on the subject matter hereof, and supersedes any prior or contemporaneous agreement, understanding, or representation, on the subject matter hereof. Except as otherwise provisioned in the Principal Document, the Principal Document may not be waived or modified except by a written document that is signed by the Parties. Subject to the requirements of Applicable Law, a Party shall have the right to add, modify, or withdraw, its Tariff(s) at any time, without the consent of, or notice to, the other Party.

2.	Term and Termination

2.1

This Agreement shall be effective as of the Effective Date and, unless cancelled or terminated earlier in accordance with the terms hereof, shall continue in effect until Calendar Date Two Years After Effective Date (the “Initial Term”). Thereafter, this Agreement shall continue in force and effect unless and until cancelled or terminated as provided in this Agreement.

2.2

Either Reconex or Verizon may terminate this Agreement effective upon the expiration of the Initial Term or effective upon any date after expiration of the Initial Term by providing written notice of termination at least ninety (90) days in advance of the date of termination.

2.3

If either Reconex or Verizon provides notice of termination pursuant to Section 2.2 and on or before the proposed date of termination either Reconex or Verizon has requested negotiation of a new interconnection agreement, unless this

Agreement is cancelled or terminated earlier in accordance with the terms hereof (including, but not limited to, pursuant to Section 12), this Agreement shall remain in effect until the earlier of: (a) the effective date of a new interconnection agreement between Reconex and Verizon; or, (b) the date one (1) year after the proposed date of termination.

2.4

If either Reconex or Verizon provides notice of termination pursuant to Section 2.2 and by 11:59 PM Eastern Time on the proposed date of termination neither Reconex nor Verizon has requested negotiation of a new interconnection agreement, (a) this Agreement will terminate at 11:59 PM Eastern Time on the proposed date of termination, and (b) the Services being provided under this Agreement at the time of termination will be terminated, except to the extent that the Purchasing Party has requested that such Services continue to be provided pursuant to an applicable Tariff or SGAT.

3.	Glossary and Attachments

The Glossary and the following Attachments are a part of this Agreement:

Additional Services Attachment

Interconnection Attachment

Resale Attachment

UNE Attachment

Collocation Attachment

911 Attachment

Pricing Attachment

4.	Applicable Law

4.1

The construction, interpretation and performance of this Agreement shall be governed by (a) the laws of the United States of America and (b) the laws of the Commonwealth of Virginia, without regard to its conflicts of laws rules. All disputes relating to this Agreement shall be resolved through the application of such laws.

	4.2	Each Party shall remain in compliance with Applicable Law in the course of performing this Agreement.

	4.3	Neither Party shall be liable for any delay or failure in performance by it that results from requirements of Applicable Law, or acts or failures to act of any governmental entity or official.

4.4

Each Party shall promptly notify the other Party in writing of any governmental action that limits, suspends, cancels, withdraws, or otherwise materially affects, the notifying Party’s ability to perform its obligations under this Agreement.

4.5

If any provision of this Agreement shall be invalid or unenforceable under Applicable Law, such invalidity or unenforceability shall not invalidate or render unenforceable any other provision of this Agreement, and this Agreement shall be construed as if it did not contain such invalid or unenforceable provision; provided, that if the invalid or unenforceable provision is a material provision of this Agreement, or the invalidity or unenforceability materially affects the rights or obligations of a Party hereunder or the ability of a Party to perform any material provision of this Agreement, the Parties shall promptly renegotiate in good faith and amend in writing this Agreement in order to make such mutually acceptable revisions to this Agreement as may be required in order to conform the Agreement to Applicable Law.

4.6

If any legislative, regulatory, judicial or other governmental decision, order, determination or action, or any change in Applicable Law, materially affects any material provision of this Agreement, the rights or obligations of a Party hereunder, or the ability of a Party to perform any material provision of this Agreement, the Parties shall promptly renegotiate in good faith and amend in writing this Agreement in order to make such mutually acceptable revisions to this Agreement as may be required in order to conform the Agreement to Applicable Law.

4.7

Notwithstanding anything in this Agreement to the contrary, if, as a result of any legislative, judicial, regulatory or other governmental decision, order, determination or action, or any change in Applicable Law, Verizon is not required by Applicable Law to provide any Service, payment or benefit, otherwise required to be provided to Reconex hereunder, then Verizon may discontinue the provision of any such Service, payment or benefit, and Reconex shall reimburse Verizon for any payment previously made by Verizon to Reconex that was not required by Applicable Law. Verizon will provide thirty (30) days prior written notice to Reconex of any such discontinuance of a Service, unless a different notice period or different conditions are specified in this Agreement (including, but not limited to, in an applicable Tariff) or Applicable Law for termination of such Service in which event such specified period and/or conditions shall apply.

5.	Assignment

Neither Party may assign this Agreement or any right or interest under this Agreement, nor delegate any obligation under this Agreement, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Any attempted assignment or delegation in violation of this Section 5 shall be void and ineffective and constitute default of this Agreement.

6.	Assurance of Payment

	6.1	Upon request by Verizon, Reconex shall provide to Verizon adequate assurance of payment of amounts due (or to become due) to Verizon hereunder.

6.2

Assurance of payment of charges may be requested by Verizon if Reconex (a) in Verizon’s reasonable judgment, at the Effective Date or at any time thereafter, does not have established credit with Verizon, (b) in Verizon’s reasonable judgment, at the Effective Date or at any time thereafter, is unable to demonstrate that it is creditworthy, (c) fails to timely pay a bill rendered to Reconex by Verizon, or (d) admits its inability to pay its debts as such debts become due, has commenced a voluntary case (or has had a case commenced against it) under the U.S. Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding-up, composition or adjustment of debts or the like, has made an assignment for the benefit of creditors or is subject to a receivership or similar proceeding.

6.3

Unless otherwise agreed by the Parties, the assurance of payment shall, at Verizon’s option, consist of (a) a cash security deposit in U.S. dollars held by Verizon or (b) an unconditional, irrevocable standby letter of credit naming Verizon as the beneficiary thereof and otherwise in form and substance satisfactory to Verizon from a financial institution acceptable to Verizon. The cash security deposit or letter of credit shall be in an amount equal to two (2)

months anticipated charges (including, but not limited to, both recurring and non-recurring charges), as reasonably determined by Verizon, for the Services to be provided by Verizon to Reconex in connection with this Agreement.

6.4

To the extent that Verizon elects to require a cash deposit, the Parties intend that the provision of such deposit shall constitute the grant of a security interest in the deposit pursuant to Article 9 of the Uniform Commercial Code as in effect in any relevant jurisdiction.

6.5

If payment of interest on a cash deposit is required by an applicable Verizon Tariff or by Applicable Law, interest will be paid on any such cash deposit held by Verizon at the higher of the interest rate stated in such Tariff or the interest rate required by Applicable Law.

6.6

Verizon may (but is not obligated to) draw on the letter of credit or cash deposit, as applicable, upon notice to Reconex in respect of any amounts to be paid by Reconex hereunder that are not paid within thirty (30) days of the date that payment of such amounts is required by this Agreement.

6.7

If Verizon draws on the letter of credit or cash deposit, upon request by Verizon, Reconex shall provide a replacement or supplemental letter of credit or cash deposit conforming to the requirements of Section 6.2.

6.8

Notwithstanding anything else set forth in this Agreement, if Verizon makes a request for assurance of payment in accordance with the terms of this Section, then Verizon shall have no obligation thereafter to perform under this Agreement until such time as Reconex has provided Verizon with such assurance of payment.

6.9

The fact that a deposit or a letter of credit is requested by Verizon hereunder shall in no way relieve Reconex from compliance with the requirements of this Agreement (including, but not limited to, any applicable Tariffs) as to advance payments and payment for Services, nor constitute a waiver or modification of the terms herein pertaining to the discontinuance of Services for nonpayment of any amounts payment of which is required by this Agreement.

7.	Audits

7.1

Except as may be otherwise specifically provided in this Agreement, either Party (“Auditing Party”) may audit the other Party’s (“Audited Party”) books, records, documents, facilities and systems for the purpose of evaluating the accuracy of the Audited Party’s bills. Such audits may be performed once in each Calendar Year; provided, however, that audits may be conducted more frequently (but no more frequently than once in each Calendar Quarter) if the immediately preceding audit found previously uncorrected net inaccuracies in billing in favor of the Audited Party having an aggregate value of at least $1,000,000.

7.2

The audit shall be performed by independent certified public accountants selected and paid by the Auditing Party. The accountants shall be reasonably acceptable to the Audited Party. Prior to commencing the audit, the accountants shall execute an agreement with the Audited Party in a form reasonably acceptable to the Audited Party that protects the confidentiality of the information disclosed by the Audited Party to the accountants. The audit shall take place at a time and place agreed upon by the Parties; provided, that the Auditing Party may require that the audit commence no later than sixty (60) days after the Auditing Party has given notice of the audit to the Audited Party.

7.3

Each Party shall cooperate fully in any such audit, providing reasonable access to any and all employees, books, records, documents, facilities and systems, reasonably necessary to assess the accuracy of the Audited Party’s bills.

7.4

Audits shall be performed at the Auditing Party’s expense, provided that there shall be no charge for reasonable access to the Audited Party’s employees, books, records, documents, facilities and systems necessary to assess the accuracy of the Audited Party’s bills.

8.	Authorization

8.1

Verizon represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

8.2

Reconex represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia, and has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

8.3

Reconex Certification. Notwithstanding any other provision of this Agreement, Verizon shall have no obligation to perform under this Agreement until such time as Reconex has obtained such FCC and Commission authorization as may be required by Applicable Law for conducting business in Virginia. Reconex shall not place any orders under this Agreement until it has obtained such authorization. Reconex shall provide proof of such authorization to Verizon upon request.

9.	Billing and Payment; Disputed Amounts

9.1

Except as otherwise provided in this Agreement, each Party shall submit to the other Party on a monthly basis in an itemized form, statement(s) of charges incurred by the other Party under this Agreement.

9.2

Except as otherwise provided in this Agreement, payment of amounts billed for Services provided under this Agreement, whether billed on a monthly basis or as otherwise provided in this Agreement, shall be due, in immediately available U.S. funds, on the later of the following dates (the “Due Date”): (a) the due date specified on the billing Party’s statement; or, (b) twenty (20) days after the date the statement is received by the billed Party. Payments shall be transmitted by electronic funds transfer.

9.3

If any portion of an amount billed by a Party under this Agreement is subject to a good faith dispute between the Parties, the billed Party shall give notice to the billing Party of the amounts it disputes (“Disputed Amounts”) and include in such notice the specific details and reasons for disputing each item. A Party may also dispute prospectively with a single notice a class of charges that it disputes. Notice of a dispute may be given by a Party at any time, either before or after an amount is paid, and a Party’s payment of an amount shall not constitute a waiver of such Party’s right to subsequently dispute its obligation to pay such amount or to seek a refund of any amount paid. The billed Party shall pay by the Due Date all undisputed amounts. Billing disputes shall be subject to the terms of Section 14, Dispute Resolution.

9.4

Charges due to the billing Party that are not paid by the Due Date shall be subject to a late payment charge. The late payment charge shall be in an amount specified by the billing Party which shall not exceed a rate of one-and-one-half percent (1.5%) of the overdue amount (including any unpaid previously billed late payment charges) per month.

9.5

Although it is the intent of both Parties to submit timely statements of charges, failure by either Party to present statements to the other Party in a timely manner shall not constitute a breach or default, or a waiver of the right to payment of the incurred charges, by the billing Party under this Agreement, and, except for assertion of a provision of Applicable Law that limits the period in which a suit or other proceeding can be brought before a court or other governmental entity of appropriate jurisdiction to collect amounts due, the billed Party shall not be entitled to dispute the billing Party’s statement(s) based on the billing Party’s failure to submit them in a timely fashion.

10.	Confidentiality

10.1

As used in this Section 10, “Confidential Information” means the following information that is disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) in connection with, or anticipation of, this Agreement:

		10.1.1	Books, records, documents and other information disclosed in an audit pursuant to Section 7;

		10.1.2	Any forecasting information provided pursuant to this Agreement.

10.1.3

Customer Information (except to the extent that (a) the Customer information is published in a directory, (b) the Customer information is disclosed through or in the course of furnishing a Telecommunications Service, such as a Directory Assistance Service, Operator Service, Caller ID or similar service, or LIDB service, or, (c) the Customer to whom the Customer Information is related has authorized the Receiving Party to use and/or disclose the Customer Information);

			10.1.3.1	information related to specific facilities or equipment (including, but not limited to, cable and pair information);

			10.1.3.2	any information that is in written, graphic, electromagnetic, or other tangible form, and marked at the time of disclosure as “Confidential” or “Proprietary;” and

10.1.3.3

any information that is communicated orally or visually and declared to the Receiving Party at the time of disclosure, and by written notice with a statement of the information given to the Receiving Party within ten (10) days after disclosure, to be “Confidential or “Proprietary”.

Notwithstanding any other provision of this Agreement, a Party shall have the right to refuse to accept receipt of information which the other Party has identified as Confidential Information pursuant to Sections 10.1.3.1 or 10.1.3.2.

	10.2	Except as otherwise provided in this Agreement, the Receiving Party shall:

		10.2.1	use the Confidential Information received from the Disclosing Party only in performance of this Agreement; and,

10.2.2

using the same degree of care that it uses with similar confidential information of its own (but in no case a degree of care that is less than commercially reasonable), hold Confidential Information received from the Disclosing Party in confidence and restrict disclosure of the Confidential Information solely to those of the Receiving Party’s Affiliates and the directors, officers, employees, Agents and contractors of the Receiving Party and the Receiving Party’s Affiliates, that have a need to receive such Confidential Information in order to perform the Receiving Party’s obligations under this Agreement. The Receiving Party’s Affiliates and the directors, officers, employees, Agents and contractors of the Receiving Party and the Receiving Party’s Affiliates, shall be required by the Receiving Party to comply with the provisions of this Section 10 in the same manner as the Receiving Party. The Receiving Party shall be liable for any failure of the Receiving Party’s Affiliates or the directors, officers, employees, Agents or contractors of the Receiving Party or the Receiving Party’s Affiliates, to comply with the provisions of this Section 10.

10.3

The Receiving Party shall return or destroy all Confidential Information received from the Disclosing Party, including any copies made by the Receiving Party, within thirty (30) days after a written request by the Disclosing Party is delivered to the Receiving Party, except for (a) Confidential Information that the Receiving Party reasonably requires to perform its obligations under this Agreement, and (b) one copy for archival purposes only.

10.4	Unless otherwise agreed, the obligations of Sections 10.2 and 10.3 do not apply to information that:

	10.4.1	was, at the time of receipt, already in the possession of or known to the Receiving Party free of any obligation of confidentiality and restriction on use;

10.4.2

is or becomes publicly available or known through no wrongful act of the Receiving Party, the Receiving Party’s Affiliates, or the directors, officers, employees, Agents or contractors of the Receiving Party or the Receiving Party’s Affiliates;

	10.4.3	is rightfully received from a third person having no direct or indirect obligation of confidentiality or restriction on use to the Disclosing Party with respect to such information;

	10.4.4	is independently developed by the Receiving Party;

	10.4.5	is approved for disclosure or use by written authorization of the Disclosing Party (including, but not limited to, in this Agreement); or

10.4.6

is required to be disclosed by the Receiving Party pursuant to Applicable Law, provided that the Receiving Party shall have made commercially reasonable efforts to give adequate notice of the requirement to the Disclosing Party in order to enable the Disclosing Party to seek protective arrangements.

10.5

Notwithstanding the provisions of Sections 10.1 through 10.4, the Receiving Party may use and disclose Confidential Information received from the Disclosing Party to the extent necessary to enforce the Receiving Party’s rights under this Agreement or Applicable Law. In making any such disclosure, the Receiving Party shall make reasonable efforts to preserve the confidentiality and restrict the use of the Confidential Information while it is in the possession of any person to whom it is disclosed, including, but not limited to, by requesting any governmental entity to whom the Confidential Information is disclosed to treat it as confidential and restrict its use to purposes related to the proceeding pending before it.

10.6

The Disclosing Party shall retain all of the Disclosing Party’s right, title and interest in any Confidential Information disclosed by the Disclosing Party to the Receiving Party. Except as otherwise expressly provided in this Agreement, no license is granted by this Agreement with respect to any Confidential Information (including, but not limited to, under any patent, trademark or copyright), nor is any such license to be implied solely by virtue of the disclosure of Confidential Information.

10.7

The provisions of this Section 10 shall be in addition to and not in derogation of any provisions of Applicable Law, including, but not limited to, 47 U.S.C. § 222, and are not intended to constitute a waiver by a Party of any right with regard to the use, or protection of the confidentiality of, CPNI provided by Applicable Law.

	10.8	Each Party’s obligations under this Section 10 shall survive expiration, cancellation or termination of this Agreement.

11.	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

12.	Default

If either Party (“Defaulting Party”) fails to make a payment required by this Agreement (including, but not limited to, any payment required by Section 9.3 of undisputed amounts to the billing Party) or materially breaches any other material provision of this Agreement, and such failure or breach continues for thirty (30) days after written notice thereof from the other Party, the other Party may, by written notice to the Defaulting Party, (a) suspend the provision of any or all Services hereunder, or (b) cancel this Agreement and terminate the provision of all Services hereunder.

13.	Discontinuance of Service by Reconex

13.1

If Reconex proposes to discontinue, or actually discontinues, its provision of service to all or substantially all of its Customers, whether voluntarily, as a result of bankruptcy, or for any other reason, Reconex shall send written notice of such discontinuance to Verizon, the Commission, and each of Reconex’s Customers. Reconex shall provide such notice such number of days in advance of discontinuance of its service as shall be required by Applicable Law. Unless the period for advance notice of discontinuance of service required by Applicable Law is more than thirty (30) days, to the extent commercially feasible, Reconex shall send such notice at least thirty (30) days prior to its discontinuance of service.

13.2

Such notice must advise each Reconex Customer that unless action is taken by the Reconex Customer to switch to a different carrier prior to Reconex’s proposed discontinuance of service, the Reconex Customer will be without the service provided by Reconex to the Reconex Customer.

13.3

Should a Reconex Customer subsequently become a Verizon Customer, Reconex shall provide Verizon with all information necessary for Verizon to establish service for the Reconex Customer, including, but not limited to, the CLEC Customer’s billed name, listed name, service address, and billing address, and the services being provided to the Reconex Customer.

	13.4	Nothing in this Section 13 shall limit Verizon’s right to cancel or terminate this Agreement or suspend provision of Services under this Agreement.

14.	Dispute Resolution

14.1

Except as otherwise provided in this Agreement, any dispute between the Parties regarding the interpretation or enforcement of this Agreement or any of its terms shall be addressed by good faith negotiation between the Parties. To initiate such negotiation, a Party must provide to the other Party written notice of the dispute that includes both a detailed description of the dispute or alleged nonperformance and the name of an individual who will serve as the initiating Party’s representative in the negotiation. The other Party shall have ten Business Days to designate its own representative in the negotiation. The Parties’ representatives shall meet at least once within 45 days after the date of the initiating Party’s written notice in an attempt to reach a good faith resolution of the dispute. Upon agreement, the Parties’ representatives may utilize other alternative dispute resolution procedures such as private mediation to assist in the negotiations.

14.2

If the Parties have been unable to resolve the dispute within 45 days of the date of the initiating Party’s written notice, either Party may pursue any remedies available to it under this Agreement, at law, in equity, or otherwise, including, but not limited to, instituting an appropriate proceeding before the Commission, the FCC, or a court of competent jurisdiction.

15.	Force Majeure

15.1

Neither Party shall be responsible for any delay or failure in performance which results from causes beyond its reasonable control (“Force Majeure Events”), whether or not foreseeable by such Party. Such Force Majeure Events include, but are not limited to, adverse weather conditions, flood, fire, explosion, earthquake, volcanic action, power failure, embargo, boycott, war, revolution, civil commotion, act of public enemies, labor unrest (including, but not limited to, strikes, work stoppages, slowdowns, picketing or boycotts), inability to obtain equipment, parts, software or repairs thereof, acts or omissions of the other Party, and acts of God.

15.2

If a Force Majeure Event occurs, the non-performing Party shall give prompt notification of its inability to perform to the other Party. During the period that the non-performing Party is unable to perform, the other Party shall also be excused from performance of its obligations to the extent such obligations are reciprocal to, or depend upon, the performance of the non-performing Party that has been prevented by the Force Majeure Event. The non-performing Party shall use commercially reasonable efforts to avoid or remove the cause(s) of its non-performance and both Parties shall proceed to perform once the cause(s) are removed or cease.

	15.3	Notwithstanding the provisions of Sections 15.1 and 15.2, in no case shall a Force Majeure Event excuse either Party from an obligation to pay money as required by this Agreement.

	15.4	Nothing in this Agreement shall require the non-performing Party to settle any labor dispute except as the non-performing Party, in its sole discretion, determines appropriate.

16.	Forecasts

In addition to any other forecasts required by this Agreement, upon request by Verizon, Reconex shall provide to Verizon forecasts regarding the Services that Reconex expects to purchase from Verizon, including, but not limited to, forecasts regarding the types and volumes of Services that Reconex expects to purchase and the locations where such Services will be purchased.

17.	Fraud

Reconex assumes responsibility for all fraud associated with its Customers and accounts. Verizon shall bear no responsibility for, nor is it required to investigate or make adjustments to Reconex’s account in cases of, fraud by Reconex’s Customers or other third parties.

18.	Good Faith Performance

The Parties shall act in good faith in their performance of this Agreement. Except as otherwise expressly stated in this Agreement (including, but not limited to, where consent, approval, agreement or a similar action is stated to be within a Party’s sole discretion), where consent, approval, mutual agreement or a similar action is required by any provision of this Agreement, such action shall not be unreasonably withheld, conditioned or delayed.

19.	Headings

The headings used in the Principal Document are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning of the Principal Document.

20.	Indemnification

20.1

Each Party (“Indemnifying Party”) shall indemnify, defend and hold harmless the other Party (“Indemnified Party”), the Indemnified Party’s Affiliates, and the directors, officers and employees of the Indemnified Party and the Indemnified Party’s Affiliates, from and against any and all Claims that arise out of bodily injury to or death of any person, or damage to, or destruction or loss of, tangible real and/or personal property of any person, to the extent such injury, death, damage, destruction or loss, was proximately caused by the grossly negligent or intentionally wrongful acts or omissions of the Indemnifying Party, the Indemnifying Party’s Affiliates, or the directors, officers, employees, agents or contractors of the Indemnifying Party or the Indemnifying Party’s Affiliates, in connection with this Agreement.

	20.2	Indemnification Process:

20.2.1	As used in this Section 20, “Indemnified Person” means a person whom an Indemnifying Party is obligated to indemnify, defend and/or hold harmless under Section 20.1.

20.2.2	An Indemnifying Party’s obligations under Section 20.1 shall be conditioned upon the following:

20.2.3

The Indemnified Person: (a) shall give the Indemnifying Party notice of the Claim promptly after becoming aware thereof (including a statement of facts known to the Indemnified Person related to the Claim and an estimate of the amount thereof); (b) prior to taking any material action with respect to a Third Party Claim, shall consult with the Indemnifying Party as to the procedure to be followed in defending, settling, or compromising the Claim; (c) shall not consent to any settlement or compromise of a Third Party Claim without the written consent of the Indemnifying Party; (d) shall permit the Indemnifying Party to assume the defense of a Third Party Claim (including, except as provided below, the compromise or settlement thereof) at the Indemnifying Party’s own cost and expense, provided, however, that the Indemnified Person shall have the right to approve the Indemnifying Party’s choice of legal counsel.

20.2.4

If the Indemnified Person fails to comply with Section 20.2.1 with respect to a Claim, to the extent such failure shall have a material adverse effect upon the Indemnifying Party, the Indemnifying Party shall be relieved of its obligation to indemnify, defend and hold harmless the Indemnified Person with respect to such Claim under this Agreement.

20.2.5	Subject to 20.2.6 and 20.2.7, below, the Indemnifying Party shall have the authority to defend and settle any Third Party Claim.

20.2.6

With respect to any Third Party Claim, the Indemnified Person shall be entitled to participate with the Indemnifying Party in the defense of the Claim if the Claim requests equitable relief or other relief that could affect the rights of the Indemnified Person. In so participating, the Indemnified Person shall be entitled to employ separate counsel for the defense at the Indemnified Person’s expense. The Indemnified Person shall also be entitled to participate, at its own expense, in the defense of any Claim, as to any portion of the Claim as to which it is not entitled to be indemnified, defended and held harmless by the Indemnifying Party.

20.2.7

In no event shall the Indemnifying Party settle a Third Party Claim or consent to any judgment with regard to a Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. In the event the settlement or judgment requires a contribution from or affects the rights of an Indemnified Person, the Indemnified Person shall have the right to refuse such settlement or judgment with respect to itself and, at its own cost and expense, take over the defense against the Third Party Claim, provided that in such event the Indemnifying Party shall not be responsible for, nor shall it be obligated to indemnify or hold harmless the Indemnified Person against, the Third Party Claim for any amount in excess of such refused settlement or judgment.

20.2.8

The Indemnified Person shall, in all cases, assert any and all provisions in applicable Tariffs and Customer contracts that limit liability to third persons as a bar to, or limitation on, any recovery by a third-person claimant.

20.2.9	The Indemnifying Party and the Indemnified Person shall offer each other all reasonable cooperation and assistance in the defense of any Third Party Claim.

20.3

Each Party agrees that it will not implead or bring any action against the other Party, the other Party’s Affiliates, or any of the directors, officers or employees of the other Party or the other Party’s Affiliates, based on any claim by any person for personal injury or death that occurs in the course or scope of employment of such person by the other Party or the other Party’s Affiliate and that arises out of performance of this Agreement.

	20.4	Each Party’s obligations under this Section 20 shall survive expiration, cancellation or termination of this Agreement.

21.	Insurance

21.1

Reconex shall maintain during the term of this Agreement and for a period of two years thereafter all insurance and/or bonds required to satisfy its obligations under this Agreement (including, but not limited to, its obligations set forth in Section 20 hereof) and all insurance and/or bonds required by Applicable Law. The insurance and/or bonds shall be obtained from an insurer having an A.M. Best insurance rating of at least A-, financial size category VII or greater. At a minimum and without limiting the foregoing undertaking, Reconex shall maintain the following insurance:

21.1.1

Commercial General Liability Insurance, on an occurrence basis, including but not limited to, premises-operations, broad form property damage, products/completed operations, contractual liability, independent contractors, and personal injury, with limits of at least $2,000,000 combined single limit for each occurrence.

		21.1.2	Motor Vehicle Liability, Comprehensive Form, covering all owned, hired and non-owned vehicles, with limits of at least $2,000,000 combined single limit for each occurrence.

		21.1.3	Excess Liability, in the umbrella form, with limits of at least $10,000,000 combined single limit for each occurrence.

		21.1.4	Worker’s Compensation Insurance as required by Applicable Law and Employer’s Liability Insurance with limits of not less than $2,000,000 per occurrence.

21.1.5

All risk property insurance on a full replacement cost basis for all of Reconex’s real and personal property located at any Collocation site or otherwise located on or in any Verizon premises (whether owned, leased or otherwise occupied by Verizon), facility, equipment or right-of-way.

21.2

Any deductibles, self-insured retentions or loss limits (“Retentions”) for the foregoing insurance must be disclosed on the certificates of insurance to be provided to Verizon pursuant to Sections 21.4 and 21.5, and Verizon reserves the right to reject any such Retentions in its reasonable discretion. All Retentions shall be the responsibility of Reconex.

	21.3	Reconex shall name Verizon, Verizon’s Affiliates and the directors, officers and employees of Verizon and Verizon’s Affiliates, as additional insureds on the foregoing insurance.

21.4

Reconex shall, within two (2) weeks of the Effective Date hereof, on a semi-annual basis thereafter, and at such other times as Verizon may reasonably specify, furnish certificates or other proof of the foregoing insurance reasonably acceptable to Verizon. The certificates or other proof of the foregoing insurance shall be sent to: Director-Contract Performance & Administration, Verizon Wholesale Markets, 600 Hidden Ridge, Irving. TX 75038.

21.5

Reconex shall require its contractors, if any, that may enter upon the premises or access the facilities or equipment of Verizon or Verizon’s affiliated companies to maintain insurance in accordance with Sections 21.1 through 21.3 and, if requested, to furnish Verizon certificates or other adequate proof of such insurance acceptable to Verizon in accordance with Section 21.4.

21.6

If Reconex or Reconex’s contractors fail to maintain insurance as required in Sections 21.1 through 21.5, above, Verizon may purchase such insurance and Reconex shall reimburse Verizon for the cost of the insurance.

21.7

Certificates furnished by Reconex or Reconex’s contractors shall contain a clause stating: “Verizon Virginia Inc., f/k/a Bell Atlantic – Virginia, Inc. shall be notified in writing at least thirty (30) days prior to cancellation of, or any material change in, the insurance.”

22.	Intellectual Property

22.1

Except as expressly stated in this Agreement, this Agreement shall not be construed as granting a license with respect to any patent, copyright, trade name, trademark, service mark, trade secret or any other intellectual property, now or hereafter owned, controlled or licensable by either Party. Except as expressly stated in this Agreement, neither Party may use any patent, copyrightable materials, trademark, trade name, trade secret or other intellectual property right, of the other Party except in accordance with the terms of a separate license agreement between the Parties granting such rights.

22.2

Except as stated in Section 22.4, neither Party shall have any obligation to defend, indemnify or hold harmless, or acquire any license or right for the benefit of, or owe any other obligation or have any liability to, the other Party or its Affiliates or Customers based on or arising from any Third Party Claim alleging or asserting that the provision or use of any service, facility, arrangement, or software by either Party under this Agreement, or the performance of any service or method, either alone or in combination with the other Party, constitutes direct, vicarious or contributory infringement or inducement to infringe, or misuse or misappropriation of any patent, copyright, trademark, trade secret, or any other proprietary or intellectual property right of any Party or third person. Each Party, however, shall offer to the other reasonable cooperation and assistance in the defense of any such claim.

22.3

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE PARTIES AGREE THAT NEITHER PARTY HAS MADE, AND THAT THERE DOES NOT EXIST, ANY WARRANTY, EXPRESS OR IMPLIED, THAT THE USE BY EACH PARTY OF THE OTHER’S SERVICES PROVIDED UNDER THIS AGREEMENT SHALL NOT GIVE RISE TO A CLAIM OF INFRINGEMENT, MISUSE, OR MISAPPROPRIATION OF ANY INTELLECTUAL PROPERTY RIGHT.

22.4

Reconex agrees that the Services provided by Verizon hereunder shall be subject to the terms, conditions and restrictions contained in any applicable agreements (including, but not limited to software or other intellectual property license agreements) between Verizon and Verizon’s vendors. Verizon agrees to advise Reconex, directly or through a third party, of any such terms, conditions or restrictions that may limit any Reconex use of a Service provided by Verizon that is otherwise permitted by this Agreement. At Reconex’s written request, to the extent required by Applicable Law, Verizon will use Verizon’s best efforts, as commercially practicable, to obtain intellectual property rights from Verizon’s vendor to allow Reconex to use the Service in the same manner as Verizon that are coextensive with Verizon’s intellectual property rights, on terms and conditions that are equal in quality to the terms and conditions under which Verizon has obtained Verizon’s intellectual property rights. Reconex shall reimburse Verizon for the cost of obtaining such rights.

23.	Joint Work Product

The Principal Document is the joint work product of the Parties, has been negotiated by the Parties, and shall be fairly interpreted in accordance with its terms. In the event of any ambiguities, no inferences shall be drawn against either Party.

24.	Law Enforcement.

24.1

Each Party may cooperate with law enforcement authorities and national security authorities to the full extent required or permitted by Applicable Law in matters related to Services provided by it under this Agreement, including, but not limited to, the production of records, the establishment of new lines or the installation of new services on an existing line in order to support law enforcement and/or national security operations, and, the installation of wiretaps, trap-and-trace facilities and equipment, and dialed number recording facilities and equipment.

24.2

A Party shall not have the obligation to inform the other Party or the Customers of the other Party of actions taken in cooperating with law enforcement or national security authorities, except to the extent required by Applicable Law.

24.3

Where a law enforcement or national security request relates to the establishment of lines (including, but not limited to, lines established to support interception of communications on other lines), or the installation of other services, facilities or arrangements, a Party may act to prevent the other Party from obtaining access to information concerning such lines, services, facilities and arrangements, through operations support system interfaces.

25.	Liability

25.1

As used in this Section 25, “Service Failure” means a failure to comply with a direction to install, restore or terminate Services under this Agreement, a failure to provide Services under this Agreement, and failures, mistakes, omissions, interruptions, delays, errors, defects or the like, occurring in the course of the provision of any Services under this Agreement.

25.2

Except as otherwise stated in Section 25.5, the liability, if any, of a Party, a Party’s Affiliates, and the directors, officers and employees of a Party and a Party’s Affiliates, to the other Party, the other Party’s Customers, and to any other person, for Claims arising out of a Service Failure shall not exceed an amount equal to the pro rata applicable monthly charge for the Services that are subject to the Service Failure for the period in which such Service Failure occurs.

25.3

Except as otherwise stated in Section 25.5, a Party, a Party’s Affiliates, and the directors, officers and employees of a Party and a Party’s Affiliates, shall not be liable to the other Party, the other Party’s Customers, or to any other person, in connection with this Agreement (including, but not limited to, in connection with a Service Failure or any breach, delay or failure in performance, of this Agreement) for special, indirect, incidental, consequential, reliance, exemplary, punitive, or like damages, including, but not limited to, damages for lost revenues, profits or savings, or other commercial or economic loss, even if the person whose liability is excluded by this Section has been advised of the possibility of such damages.

25.4

The limitations and exclusions of liability stated in Sections 25.1 through 25.3 shall apply regardless of the form of a claim or action, whether statutory, in contract, warranty, strict liability, tort (including, but not limited to, negligence of a Party), or otherwise.

	25.5	Nothing contained in Sections 25.1 through 25.4 shall exclude or limit liability:

		25.5.1	under Sections 20, Indemnification or 41, Taxes.

		25.5.2	for any obligation to indemnify, defend and/or hold harmless that a Party may have under this Agreement.

25.5.3

for damages arising out of or resulting from bodily injury to or death of any person, or damage to, or destruction or loss of, tangible real and/or personal property of any person, or Toxic or Hazardous Substances, to the extent such damages are otherwise recoverable under Applicable Law;

		25.5.4	for a claim for infringement of any patent, copyright, trade name, trade mark, service mark, or other intellectual property interest;

		25.5.5	under Section 258 of the Act or any order of FCC or the Commission implementing Section 258; or

		25.5.6	under the financial incentive or remedy provisions of any service quality plan required by the FCC or the Commission.

25.6

In the event that the liability of a Party, a Party’s Affiliate, or a director, officer or employee of a Party or a Party’s Affiliate, is limited and/or excluded under both this Section 25 and a provision of an applicable Tariff, the liability of the Party or other person shall be limited to the smaller of the amounts for which such Party or other person would be liable under this Section or the Tariff provision.

25.7

Each Party shall, in its tariffs and other contracts with its Customers, provide that in no case shall the other Party, the other Party’s Affiliates, or the directors, officers or employees of the other Party or the other Party’s Affiliates, be liable to such Customers or other third-persons for any special, indirect, incidental, consequential, reliance, exemplary, punitive or other damages, arising out of a Service Failure.

26.	Network Management

26.1

Cooperation. The Parties will work cooperatively in a commercially reasonable manner to install and maintain a reliable network. Reconex and Verizon will exchange appropriate information (e.g., network information, maintenance contact numbers, escalation procedures, and information required to comply with requirements of law enforcement and national security agencies) to achieve this desired reliability. In addition, the Parties will work cooperatively in a commercially reasonable manner to apply sound network management principles to alleviate or to prevent traffic congestion and to minimize fraud associated with third number billed calls, calling card calls, and other services related to this Agreement.

26.2

Responsibility for Following Standards. Each Party recognizes a responsibility to follow the standards that may be agreed to between the Parties and to employ characteristics and methods of operation that will not interfere with or impair the service, network or facilities of the other Party or any third parties connected with or involved directly in the network or facilities of the other.

26.3

Interference or Impairment. If a Party (“Impaired Party”) reasonably determines that the services, network, facilities, or methods of operation, of the other Party (“Interfering Party”) will or are likely to interfere with or impair the Impaired Party’s provision of services or the operation of the Impaired Party’s network or facilities, the Impaired Party may interrupt or suspend any Service provided to the Interfering Party to the extent necessary to prevent such interference or impairment, subject to the following:

26.3.1

Except in emergency situations (e.g., situations involving a risk of bodily injury to persons or damage to tangible property, or an interruption in Customer service) or as otherwise provided in this Agreement, the Impaired Party shall have given the Interfering Party at least ten (10) days’ prior written notice of the interference or impairment or potential interference or impairment and the need to correct the condition within said time period; and,

26.3.2

Upon correction of the interference or impairment, the Impaired Party will promptly restore the interrupted or suspended Service. The Impaired Party shall not be obligated to provide an out-of-service credit allowance or other compensation to the Interfering Party in connection with the suspended Service.

26.4

Outage Repair Standard. In the event of an outage or trouble in any Service being provided by a Party hereunder, the Providing Party will follow Verizon’s standard procedures for isolating and clearing the outage or trouble.

27.	Non-Exclusive Remedies

Except as otherwise expressly provided in this Agreement, each of the remedies provided under this Agreement is cumulative and is in addition to any other remedies that may be available under this Agreement or at law or in equity.

28.	Notice of Network Changes

If a Party makes a change in the information necessary for the transmission and routing of services using that Party’s facilities or network, or any other change in its facilities or network that will materially affect the interoperability of its facilities or network with the other Party’s facilities or network, the Party making the change shall publish notice of the change at least ninety (90) days in advance of such change, and shall use reasonable efforts, as commercially practicable, to publish such notice at least one hundred eighty (180) days in advance of the change; provided, however, that if an earlier publication of notice of a change is required by Applicable Law (including, but not limited to, 47 CFR 51.325 through 51. 335) notice shall be given at the time required by Applicable Law.

29.	Notices

	29.1	Except as otherwise provided in this Agreement, notices given by one Party to the other Party under this Agreement:

		29.1.1	shall be in writing;

29.1.2

shall be delivered (a) personally, (b) by express delivery service with next Business Day delivery, (c) by First Class, certified or registered U.S. mail, postage prepaid, (d) by facsimile telecopy, with a copy delivered in accordance with (a), (b) or (c), preceding, or, (e) by electronic mail, with a copy delivered in accordance with (a), (b) or (c), preceding; and

29.1.3	shall be delivered to the following addresses of the Parties:

To Reconex:

Attention: William E. Braun
Vice President and General Counsel 2500 Industrial Avenue Hubbard, Oregon 97032 Telephone Number: 503 982-5573 Facsimile Number: 503 982-6077 Internet Address: bill.braun@reconex.com with a copy to:

Dennis Kelley
Director of Operations (Provisioning)
2500 Industrial Avenue
Hubbard, Oregon 97032
Telephone Number: 503 982-5578
Facsimile Number: 503 982-6077
Internet Address: dennis.kelley@reconex.com

To Verizon:

Director-Contract Performance & Administration
Verizon Wholesale Markets
600 Hidden Ridge
HQEWMNOTICES
Irving. TX 75038
Telephone Number: 972-718-5988
Facsimile Number: 972-719-1519
Internet Address: wmnotices@verizon.com

with a copy to:

Vice President and Associate General Counsel Verizon Wholesale Markets 1320 N. Court House Road 8th Floor Arlington, VA 22201 Facsimile: 703/974-0744

or to such other address as either Party shall designate by proper notice.

Notices will be deemed given as of the earlier of (a) where there is personal delivery of the notice, the date of actual receipt, (b) where the notice is sent via express delivery service for next Business Day delivery, the next Business Day after the notice is sent, (c) where the notice is sent by First Class U.S. Mail, three (3) Business Days after mailing, (d) where notice is sent via certified or registered

U.S. mail, the date of receipt shown on the Postal Service receipt, (e) where the notice is sent via facsimile telecopy, on the date set forth on the telecopy confirmation if sent before 5 PM in the time zone where it is received, or the next Business Day after the date set forth on the telecopy confirmation if sent after 5 PM in the time zone where it is received, and (f) where the notice is sent via electronic mail, on the date of transmission, if sent before 5 PM in the time zone where it is received, or the next Business Day after the date of transmission, if sent after 5 PM in the time zone where it is received.

30.	Ordering and Maintenance

Reconex shall use Verizon’s electronic Operations Support System access platforms to submit Orders and requests for maintenance and repair of Services, and to engage in other pre-ordering, ordering, provisioning, maintenance and repair transactions. If Verizon has not yet deployed an electronic capability for Reconex to perform a pre-ordering, ordering, provisioning, maintenance or repair, transaction offered by Verizon, Reconex shall use such other processes as Verizon has made available for performing such transaction (including, but not limited, to submission of Orders by telephonic facsimile transmission and placing trouble reports by voice telephone transmission).

31.	Performance Standards

31.1

Verizon shall provide Services under this Agreement in accordance with the performance standards required by Applicable Law, including, but not limited to, Section 251(c) of the Act and 47 CFR §§ 51.305(a)(3), 51.311(a) and (b) and 51.603(b).

31.2

To the extent required by Appendix D, Section V, “Carrier-to-Carrier Performance Plan (Including Performance Measurements),” and Appendix D, Attachment A, “Carrier-to-Carrier Performance Assurance Plan,” of the Merger Order, Verizon shall provide performance measurement results to Reconex.

	31.3	Reconex shall provide Services under this Agreement in accordance with the performance standards required by Applicable Law.

32.	Point of Contact for Reconex Customers

32.1

Reconex shall establish telephone numbers and mailing addresses at which Reconex Customers may communicate with Reconex and shall advise Reconex Customers of these telephone numbers and mailing addresses.

32.2

Except as otherwise agreed to by Verizon, Verizon shall have no obligation, and may decline, to accept a communication from a Reconex customer, including, but not limited to, a Reconex Customer request for repair or maintenance of a Verizon Service provided to Reconex.

33.	Predecessor Agreements

	33.1	Except as stated in Section 33.2 or as otherwise agreed in writing by the Parties:

33.1.1

any prior interconnection or resale agreement between the Parties for the Commonwealth of Virginia pursuant to Section 252 of the Act and in effect immediately prior to the Effective Date is hereby terminated; and

		33.1.2	any Services that were purchased by one Party from the other Party under a prior interconnection or resale agreement between the Parties for the Commonwealth of Virginia pursuant to Section 252 of the Act and in effect immediately prior to the Effective Date, shall as of the Effective Date be subject to and purchased under this Agreement.

33.2

Except as otherwise agreed in writing by the Parties, if a Service purchased by a Party under a prior interconnection or resale agreement between the Parties pursuant to Section 252 of the Act was subject to a contractual commitment that it would be purchased for a period of longer than one month, and such period had not yet expired as of the Effective Date and the Service had not been terminated prior to the Effective Date, to the extent not inconsistent with this Agreement, such commitment shall remain in effect and the Service will be purchased under this Agreement; provided, that if this Agreement would materially alter the terms of the commitment, either Party make elect to cancel the commitment.

33.3

If either Party elects to cancel the commitment pursuant to the proviso in Section 33.2, the Purchasing Party shall not be liable for any termination charge that would otherwise have applied. However, if the commitment was cancelled by the Purchasing Party, the Providing Party shall be entitled to payment from the Purchasing Party of the difference between the price of the Service that was actually paid by the Purchasing Party under the commitment and the price of the Service that would have applied if the commitment had been to purchase the Service only until the time that the commitment was cancelled.

34.	Publicity and Use of Trademarks or Service Marks

34.1

A Party, its Affiliates, and their respective contractors and Agents, shall not use the other Party’s trademarks, service marks, logos or other proprietary trade dress, in connection with the sale of products or services, or in any advertising, press releases, publicity matters or other promotional materials, unless the other Party has given its written consent for such use, which consent the other Party may grant or withhold in its sole discretion.

	34.2	Neither Party may imply any direct or indirect affiliation with or sponsorship or endorsement of it or its services or products by the other Party.

	34.3	Any violation of this Section 34 shall be considered a material breach of this Agreement.

35.	References

	35.1	All references to Sections, Appendices and Exhibits shall be deemed to be references to Sections, Appendices and Exhibits of this Agreement unless the context shall otherwise require.

35.2

Unless the context shall otherwise require, any reference to a Tariff, agreement, technical or other document (including Verizon or third party guides, practices or handbooks), or provision of Applicable Law, is to such Tariff, agreement, document, or provision of Applicable Law, as amended and supplemented from time to time (and, in the case of a Tariff or provision of Applicable Law, to any successor Tariff or provision).

36.	Relationship of the Parties

	36.1	The relationship of the Parties under this Agreement shall be that of independent contractors and nothing herein shall be construed as creating any other relationship between the Parties.

36.2

Nothing contained in this Agreement shall make either Party the employee of the other, create a partnership, joint venture, or other similar relationship between the Parties, or grant to either Party a franchise, distributorship or similar interest.

36.3

Except for provisions herein expressly authorizing a Party to act for another Party, nothing in this Agreement shall constitute a Party as a legal representative or Agent of the other Party, nor shall a Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against, in the name or on behalf of the other Party unless otherwise expressly permitted by such other Party in writing, which permission may be granted or withheld by the other Party in its sole discretion.

36.4

Each Party shall have sole authority and responsibility to hire, fire, compensate, supervise, and otherwise control its employees, Agents and contractors. Each Party shall be solely responsible for payment of any Social Security or other taxes that it is required by Applicable Law to pay in conjunction with its employees, Agents and contractors, and for withholding and remitting to the applicable taxing authorities any taxes that it is required by Applicable Law to collect from its employees.

36.5

Except as otherwise expressly provided in this Agreement, no Party undertakes to perform any obligation of the other Party, whether regulatory or contractual, or to assume any responsibility for the management of the other Party’s business.

	36.6	The relationship of the Parties under this Agreement is a non-exclusive relationship.

37.	Reservation of Rights

37.1

Notwithstanding anything to the contrary in this Agreement, neither Party waives, and each Party hereby expressly reserves, its rights: (a) to appeal or otherwise seek the reversal of and changes in any arbitration decision associated with this Agreement; (b) to challenge the lawfulness of this Agreement and any provision of this Agreement; (c) to seek changes in this Agreement (including, but not limited to, changes in rates, charges and the Services that must be offered) through changes in Applicable Law; and, (d) to challenge the lawfulness and propriety of, and to seek to change, any Applicable Law, including, but not limited to any rule, regulation, order or decision of the Commission, the FCC, or a court of applicable jurisdiction. Nothing in this Agreement shall be deemed to limit or prejudice any position a Party has taken or may take before the Commission, the FCC, any other state or federal regulatory or legislative bodies, courts of applicable jurisdiction, or industry fora. The provisions of this Section shall survive the expiration, cancellation or termination of this Agreement.

	37.2	Reconex acknowledges Reconex has been advised by Verizon that it is Verizon’s position that:

		37.2.1	This Agreement contains certain provisions which are intended to reflect Applicable Law and Commission and/or FCC arbitration decisions; and

37.2.2

For the purposes of Appendix D, Sections 31 and 32, of the Merger Order, such provisions shall not be deemed to have been voluntarily negotiated or agreed to by Verizon and shall not be available to carriers pursuant to Appendix D, Sections 31 and 32 of the Merger Order.

38.	Subcontractors

A Party may use a contractor of the Party (including, but not limited to, an Affiliate of the Party) to perform the Party’s obligations under this Agreement; provided, that a Party’s use of a contractor shall not release the Party from any duty or liability to fulfill the Party’s obligations under this Agreement.

39.	Successors and Assigns

This Agreement shall be binding on and inure to the benefit of the Parties and their respective legal successors and permitted assigns.

40.	Survival

The rights, liabilities and obligations of a Party for acts or omissions occurring prior to the expiration, cancellation or termination of this Agreement, the rights, liabilities and obligations of a Party under any provision of this Agreement regarding confidential information (including but not limited to, Section 10, indemnification or defense (including, but not limited to, Section 20, or limitation or exclusion of liability (including, but not limited to, Section 25, and the rights, liabilities and obligations of a Party under any provision of this Agreement which by its terms or nature is intended to continue beyond or to be performed after the expiration, cancellation or termination of this Agreement, shall survive the expiration, cancellation or termination of this Agreement.

41.	Taxes

41.1

In General. With respect to any purchase hereunder of Services, if any federal, state or local tax, fee, surcharge or other tax-like charge (a “Tax”) is required or permitted by Applicable Law or a Tariff to be collected from the purchasing Party by the providing Party, then (a) the providing Party shall properly bill the purchasing Party for such Tax, (b) the purchasing Party shall timely remit such Tax to the providing Party and (c) the providing Party shall timely remit such collected Tax to the applicable taxing authority.

41.2

Taxes Imposed on the Providing Party. With respect to any purchase hereunder of Services, if any federal, state or local Tax is imposed by Applicable Law on the receipts of the providing Party, and such Applicable Law permits the providing Party to exclude certain receipts received from sales for resale to a public utility, distributor, telephone company, local exchange carrier, telecommunications company or other communications company (“Telecommunications Company”), such exclusion being based solely on the fact that the purchasing Party is also subject to a tax based upon receipts (“Receipts Tax”), then the purchasing Party (a) shall provide the providing Party with notice in writing in accordance with Section 41.6 of this Agreement of its intent to pay the Receipts Tax and (b) shall timely pay the Receipts Tax to the applicable tax authority.

41.3

Taxes Imposed on Customers. With respect to any purchase hereunder of Services that are resold to a third party, if any federal, state or local Tax is imposed by Applicable Law on the subscriber, end-user, Customer or ultimate consumer (“Subscriber”) in connection with any such purchase, which a Telecommunications Company is required to impose and/or collect from a Subscriber, then the purchasing Party (a) shall be required to impose and/or collect such Tax from the Subscriber and (b) shall timely remit such Tax to the applicable taxing authority.

	41.4	Liability for Uncollected Tax, Interest and Penalty. If the providing Party has not received an exemption certificate and fails to collect any Tax as required by

Section 41.1, then, as between the providing Party and the purchasing Party, (a) the purchasing Party shall remain liable for such uncollected Tax and (b) the providing Party shall be liable for any interest assessed thereon and any penalty assessed with respect to such uncollected Tax by such authority. If the providing Party properly bills the purchasing Party for any Tax but the purchasing Party fails to remit such Tax to the providing Party as required by Section 41.1, then, as between the providing Party and the purchasing Party, the purchasing Party shall be liable for such uncollected Tax and any interest assessed thereon, as well as any penalty assessed with respect to such uncollected Tax by the applicable taxing authority. If the providing Party does not collect any Tax as required by Section 41.1 because the purchasing Party has provided such providing Party with an exemption certificate that is later found to be inadequate by a taxing authority, then, as between the providing Party and the purchasing Party, the purchasing Party shall be liable for such uncollected Tax and any interest assessed thereon, as well as any penalty assessed with respect to such uncollected Tax by the applicable taxing authority. If the purchasing Party fails to pay the Receipts Tax as required by Section 41.2, then, as between the providing Party and the purchasing Party, (x) the providing Party shall be liable for any Tax imposed on its receipts and (y) the purchasing Party shall be liable for any interest assessed thereon and any penalty assessed upon the providing Party with respect to such Tax by such authority. If the purchasing Party fails to impose and/or collect any Tax from Subscribers as required by Section 41.3, then, as between the providing Party and the purchasing Party, the purchasing Party shall remain liable for such uncollected Tax and any interest assessed thereon, as well as any penalty assessed with respect to such uncollected Tax by the applicable taxing authority. With respect to any Tax that the purchasing Party has agreed to pay, or is required to impose on and/or collect from Subscribers, the purchasing Party agrees to indemnify and hold the providing Party harmless on an after-tax basis for any costs incurred by the providing Party as a result of actions taken by the applicable taxing authority to recover the Tax from the providing Party due to the failure of the purchasing Party to timely pay, or collect and timely remit, such Tax to such authority. In the event either Party is audited by a taxing authority, the other Party agrees to cooperate fully with the Party being audited in order to respond to any audit inquiries in a proper and timely manner so that the audit and/or any resulting controversy may be resolved expeditiously.

41.5

Tax exemptions and Exemption Certificates. If Applicable Law clearly exempts a purchase hereunder from a Tax, and if such Applicable Law also provides an exemption procedure, such as an exemption-certificate requirement, then, if the purchasing Party complies with such procedure, the providing Party shall not collect such Tax during the effective period of such exemption. Such exemption shall be effective upon receipt of the exemption certificate or affidavit in accordance with the terms set forth in Section 41.6. If Applicable Law clearly exempts a purchase hereunder from a Tax, but does not also provide an exemption procedure, then the providing Party shall not collect such Tax if the purchasing Party (a) furnishes the providing Party with a letter signed by an officer requesting such an exemption and citing the provision in the Applicable Law which clearly allows such exemption and (b) supplies the providing Party with an indemnification agreement, reasonably acceptable to the providing Party (e.g., an agreement commonly used in the industry), which holds the providing Party harmless on an after-tax basis with respect to its forbearing to collect such Tax.

41.6	All notices, affidavits, exemption-certificates or other communications required or permitted to be given by either Party to the other, for purposes of this Section 41,

shall be made in writing and shall be delivered in person or sent by certified mail, return receipt requested, or registered mail, or a courier service providing proof of service, and sent to the addressees set forth in Section 29 as well as to the following:

To Verizon:	Tax Administration Verizon Communications 1095 Avenue of the Americas Room 3109 New York, NY 10036

To Reconex:	Brandon Schmidt Tax Supervisor 2500 Industrial Avenue Hubbard, Oregon 97032

Either Party may from time to time designate another address or other addressees by giving notice in accordance with the terms of this Section. Any notice or other communication shall be deemed to be given when received.

42.	Technology Upgrades

Notwithstanding any other provision of this Agreement, Verizon shall have the right to deploy, upgrade, migrate and maintain its network at its discretion. The Parties acknowledge that Verizon, at its election, may deploy fiber throughout its network and that such fiber deployment may inhibit or facilitate Reconex’s ability to provide service using certain technologies. Nothing in this Agreement shall limit Verizon’s ability to modify its network through the incorporation of new equipment or software or otherwise. Reconex shall be solely responsible for the cost and activities associated with accommodating such changes in its own network.

43.	Territory

	43.1	This Agreement applies to the territory in which Verizon operates as an Incumbent Local Exchange Carrier in the Commonwealth of Virginia.

43.2

Notwithstanding any other provision of this Agreement, Verizon may terminate this Agreement as to a specific operating territory or portion thereof if Verizon sells or otherwise transfers its operations in such territory or portion thereof to a third-person. Verizon shall provide Reconex with at least 90 calendar days prior written notice of such termination, which shall be effective upon the date specified in the notice. Verizon shall be obligated to provide Services under this Agreement only within this territory.

44.	Third Party Beneficiaries

Except as expressly set forth in this Agreement, this Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein shall create or be construed to provide any third-persons (including, but not limited to, Customers or contractors of a Party) with any rights (including, but not limited to, any third-party beneficiary rights) hereunder. Except as expressly set forth in this Agreement, a Party shall have no liability under this Agreement to the Customers of the other Party or to any other third person.

45.	251 and 271 Requirements

45.1

The Parties agree that the performance of the terms of this Agreement will satisfy Verizon’s obligations under Section 251 of the Act, and the requirements of the Checklist under Section 271 of the Act.

45.2

The Parties understand and agree that this Agreement will be filed with the Commission and may thereafter be filed with the FCC as an integral part of an application by Verizon or an Affiliate of Verizon pursuant to Section 271(d) of the Act. In the event that any one or more of the provisions contained herein in Verizon’s reasonable determination is likely to adversely affect the application pursuant to Section 271(d) of the Act, the Parties agree to make the revisions necessary to eliminate such adverse effect on the application.

46.	252(i) Obligations

	46.1	To the extent required by Applicable Law, each Party shall comply with Section 252(i) of the Act and Appendix D, Sections 30 through 32, of the Merger Order (“Merger Order MFN Provisions”).

46.2

To the extent that the exercise by Reconex of any rights it may have under Section 252(i) or the Merger Order MFN Provisions results in the rearrangement of Services by Verizon, Reconex shall be solely liable for all costs associated therewith, as well as for any termination charges associated with the termination of existing Verizon Services.

47.	Use of Service

Each Party shall make commercially reasonable efforts to ensure that its Customers comply with the provisions of this Agreement (including, but not limited to the provisions of applicable Tariffs) applicable to the use of Services purchased by it under this Agreement.

48.	Waiver

A failure or delay of either Party to enforce any of the provisions of this Agreement, or any right or remedy available under this Agreement or at law or in equity, or to require performance of any of the provisions of this Agreement, or to exercise any option which is provided under this Agreement, shall in no way be construed to be a waiver of such provisions, rights, remedies or options.

49.	Warranties

EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES OR RECEIVES ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES PROVIDED, OR TO BE PROVIDED, UNDER THIS AGREEMENT AND THE PARTIES DISCLAIM ANY OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE WARRANTIES AGAINST INFRINGEMENT, AND WARRANTIES ARISING BY TRADE CUSTOM, TRADE USAGE, COURSE OF DEALING OR PERFORMANCE, OR OTHERWISE.

50.	Withdrawal of Services

	50.1	Notwithstanding anything contained in this Agreement, except as otherwise required by Applicable Law, Verizon may terminate its offering and/or provision of any Service under this Agreement upon thirty (30) days prior written notice to Reconex.

50.2

Notwithstanding anything contained in this Agreement, except as otherwise required by Applicable Law, Verizon may with thirty (30) days prior written notice to Reconex terminate any provision of this Agreement that provides for the payment by Verizon to Reconex of compensation related to traffic, including, but not limited to, Reciprocal Compensation and other types of compensation for termination of traffic delivered by Verizon to Reconex. Following such termination, except as otherwise agreed in writing by the Parties, Verizon shall be obligated to provide compensation to Reconex related to traffic only to the extent required by Applicable Law. If Verizon exercises its right of termination under this Section, the Parties shall negotiate in good faith appropriate substitute provisions for compensation related to traffic; provided, however, that except as otherwise voluntarily agreed by Verizon in writing in its sole discretion, Verizon shall be obligated to provide compensation to Reconex related to traffic only to the extent required by Applicable Law. If within thirty (30) days after Verizon’s notice of termination the Parties are unable to agree in writing upon mutually acceptable substitute provisions for compensation related to traffic, either Party may submit their disagreement to dispute resolution in accordance with Section 14 of this Agreement.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

1-800-RECONEX, INC.		VERIZON VIRGINIA INC.

By:	/s/ William Braun	By:	/s/ Jeffrey A. Masoner

Printed:	William Braun	Printed:	Jeffrey A. Masoner

Title:	Corporate Secretary	Title:	Vice President – Interconnection Services Policy and Planning

GLOSSARY

1.	General Rule

	1.1	The provisions of Sections 1.1 through 1.4 apply with regard to the Principal Document. Terms used in a Tariff shall have the meanings stated in the Tariff.

1.2

Unless the context clearly indicates otherwise, when used in the Principal Document the terms listed in this Glossary shall have the meanings stated in this Glossary. A defined term intended to convey the meaning stated in this Glossary is capitalized when used. Other terms that are capitalized, and not defined in this Glossary or elsewhere in the Principal Document, shall have the meaning stated in the Act. Additional definitions that are specific to the matters covered in a particular provision of the Principal Document may appear in that provision. To the extent that there may be any conflict between a definition set forth on this Glossary and any definition in a specific provision, the definition set forth in the specific provision shall control with respect to that provision.

1.3

Unless the context clearly indicates otherwise, any term defined in this Glossary that is defined or used in the singular shall include the plural, and any term defined in this Glossary which is defined or used in the plural shall include the singular.

1.4

The words “shall” and “will” are used interchangeably throughout the Principal Document and the use of either indicates a mandatory requirement. The use of one or the other shall not confer a different degree of right or obligation for either Party.

2.	Definitions

	2.1	Act.

The Communications Act of 1934 (47 U.S.C. §151 et. seq.), as from time to time amended (including, without limitation by the Telecommunications Act of 1996, Public Law 104-104 of the 104th United States Congress effective February 8, 1996), and as further interpreted in the duly authorized and effective rules and regulations of the FCC or the Commission.

	2.2	ADSL (Asymmetrical Digital Subscriber Line).

A transmission technology on twisted pair copper Loop plant, which transmits an asymmetrical digital signal of up to 6 Mbps to the Customer and up to 640 kbps from the Customer, as specified in ANSI standards T1.413-1998 and Bell Atlantic Technical Reference TR-72575.

	2.3	Affiliate.

Shall have the meaning set forth in the Act.

	2.4	Agent.

An agent or servant.

	2.5	Agreement.

This Agreement, as defined in Section 1 of the General Terms and Conditions.

2.6	Automated Message Accounting (AMA).

The structure inherent in switch technology that initially records telecommunication message information. AMA format is contained in the Automated Message Accounting document published by Telcordia Technologies as GR-1100-CORE that defines the industry standard for message recording.

2.7	Ancillary Traffic.

All traffic that is destined for ancillary services, or that may have special billing requirements, including but not limited to the following: Directory Assistance, 911/E911, Operator Services (IntraLATA call completion), IntraLATA third party, collect and calling card, 800/888 database query, LIDB, and information services requiring special billing.

2.8	Automatic Number Identification (ANI).

The signaling parameter that refers to the number transmitted through the network identifying the billing number of the calling Party.

2.9	Answer Supervision.

An off-hook supervisory signal.

2.10	Applicable Law.

All effective laws, government regulations and orders, applicable to each Party’s performance of its obligations under this agreement.

2.11	ASR (Access Service Request).

An industry standard form, which contains data elements and usage rules used by the Parties to add, establish, change or disconnect services or trunks for the purposes of interconnection.

2.12	Automatic Number Identification (ANI).

The signaling parameter that refers to the number transmitted through the network identifying the billing number of the calling Party.

2.13	Basic Local Exchange Service.

Voice grade access to the network that provides: the ability to place and receive calls; touch-tone service, access to operator services; access to directory assistance; access to emergency services (E911); access to telephone relay service (TRS); access to Interexchange Carriers of the Customer’s choice; standard white pages directory listing; and toll blocking for low-income consumers participating in Lifeline (subject to technical feasibility).

2.14	Bona Fide Request (BFR).

The process described in the UNE Attachment that prescribes the terms and conditions relating to a Party’s request that the other Party provides a UNE that it is not otherwise required to provide under the terms of this Agreement.

2.15	Business Day.

Monday through Friday, except for holidays on which the U.S. mail is not delivered.

2.16	Calendar Quarter.

January through March, April through June, July through September, or October through December.

2.17	Calendar Year.

January through December.

2.18	CCS (Common Channel Signaling).

A method of transmitting call set-up and network control data over a digital signaling network separate from the public switched telephone network facilities that carry the actual voice or data content of the call.

2.19	Central Office.

A local switching system for connecting lines to lines, lines to trunks, or trunks to trunks for the purpose of originating/terminating calls over the public switched telephone network. A single Central Office may handle several Central Office codes (“NXX”). Sometimes this term is used to refer to a telephone company building in which switching systems and telephone equipment are installed.

2.20	Central Office Switch.

A switch used to provide Telecommunications Services including but not limited to an End Office Switch or a Tandem Switch. A Central Office Switch may also be employed as combination End Office/Tandem Office Switch.

2.21	Claims.

Any and all claims, demands, suits, actions, settlements, judgments, fines, penalties, liabilities, injuries, damages, losses, costs (including, but not limited to, court costs), and expenses (including, but not limited to, reasonable attorney’s fees).

2.22	CLEC (Competitive Local Exchange Carrier).

Any corporation or other person legally able to provide Local Exchange Service in competition with an ILEC.

2.23	CLLI Codes.

Common Language Location Identifier Codes.

2.24	Centralized Message Distribution System (CMDS).

The billing record and clearing house transport system that ILECs use to efficiently exchange out collects and in collects as well as Carrier Access Billing System (CABS) records.

2.25	Commission.

Virginia State Corporation Commission

2.26	Conversation Time.

The time that both Parties’ equipment is used for a completed call measured from the receipt of Answer Supervision to the receipt of Disconnect Supervision.

2.27	Calling Party Number (CPN).

A CCS parameter that identifies the calling party’s telephone number.

2.28	CPNI (Customer Proprietary Network Information).

Shall have the meaning set forth in Section 222 of the Act, 47 U.S.C. § 222.

2.29	Cross Connection.

A jumper cable or similar connection, provided in connection with a Collocation arrangement at the digital signal cross connect, Main Distribution Frame or other suitable frame or panel between (i) the Collocating Party’s equipment and (ii) the equipment or facilities of the Housing Party.

2.30	Customer.

A third party residence or business end-user subscriber to Telephone Exchange Services provided by either of the Parties.

2.31	Digital Signal Level.

One of several transmission rates in the time-division multiplex hierarchy.

2.32	Digital Signal Level 0 (DS0).

The 64kbps zero-level signal in the time-division multiplex hierarchy.

2.33	Digital Signal Level 1 (DS1).

The 1.544 Mbps first-level signal in the time-division multiplex hierarchy.

2.34	Digital Signal Level 3 (DS3).

The 44.736 Mbps third-level signal in the time-division multiplex hierarchy.

2.35	Effective Date.

April 23, 2001

2.36	EMI (Exchange Message Interface).

Standard used for the interexchange of telecommunications message information between exchange carriers and interexchange carriers for billable, non-billable, sample, settlement and study data. Data is provided between companies via a unique record layout that contains Customer billing information, account summary and tracking analysis. EMI format is contained in document SR-320 published by the Alliance for Telcom Industry Solutions.

2.37	End Office Switch or End Office.

A switching entity that is used to terminate Customer station Loops for the purpose of interconnection to each other and to trunks.

2.38	Entrance Facility.

The facility between a Party’s designated premises and the Central Office serving that designated premises.

2.39	Exchange Access.

Shall have the meaning set forth in the Act.

2.40	FCC.

The Federal Communications Commission.

2.41	FCC Regulations.

The regulations duly and lawfully promulgated by the FCC, as in effect from time to time.

2.42	HDSL (High-Bit Rate Digital Subscriber Line).

A transmission technology that transmits up to a DS1 level signal, using any one of the following line codes: 2 Binary/1 Quartenary (2B1Q), Carrierless AM/PM, Discrete Multitone (DMT) or 3 Binary/1 Octal (3BO).

2.43	IDLC (Integrated Digital Loop Carrier).

A subscriber Loop carrier system which integrates within the switch at a DS1 level that is twenty-four (24) Loop transmission paths combined into a 1.544 Mbps digital signal.

2.44	ILEC (Incumbent Local Exchange Carrier).

Shall have the meaning stated in the Act.

2.45	Inside Wire or Inside Wiring.

All wire, cable, terminals, hardware, and other equipment or materials on the customer’s side of the Rate Demarcation Point.

2.46	Internet Traffic.

Traffic that is transmitted to or returned from the Internet at any point during the duration of the transmission.

2.47	InterLATA Service.

Shall have the meaning set forth in the Act.

2.48	IntraLATA.

Telecommunications services that originate and terminate at a point within the same LATA.

2.49	IP (Interconnection Point).

The point at which a Party who receives Local Traffic originating on the network of the other Party assesses Reciprocal Compensation charges for the further transport and termination of that Local Traffic.

2.50	ISDN (Integrated Services Digital Network).

A switched network service providing end-to-end digital connectivity for the simultaneous transmission of voice and data. Basic Rate Interface-ISDN (BRI- ISDN) provides for digital transmission of two (2) 64 kbps bearer channels and one (1) 16 kbps data and signaling channel (2B+D). Primary Rate Interface- ISDN (PRI-ISDN) provides for digital transmission of twenty-three (23) 64 kbps bearer channels and one (1) 64 kbps data and signaling channel (23B+D).

2.51	ISDN User Part (ISUP).

A part of the SS7 protocol that defines call setup messages and call takedown messages.

2.52	IXC (Interexchange Carrier).

A Telecommunications Carrier that provides, directly or indirectly, InterLATA or intraLATA Telephone Toll Services.

2.53	LATA (Local Access and Transport Area).

Shall have the meaning set forth in the Act.

2.54	LEC (Local Exchange Carrier).

Shall have the meaning set forth in the Act.

2.55	LERG (Local Exchange Routing Guide).

The Telcordia Technologies reference customarily used to identify NPANXX routing and homing information, as well as network element and equipment designation.

2.56	LIDB (Line Information Data Base).

One or all, as the context may require, of the Line Information databases owned individually by Verizon and other entities which provide, among other things, calling card validation functionality for telephone line number cards issued by Verizon and other entities. A LIDB also contains validation data for collect and third number-billed calls; i.e., Billed Number Screening.

2.57	Line Side.

An End Office Switch connection that provides transmission, switching and optional features suitable for Customers connection to the public switched network, including loop start supervision, ground start supervision and signaling for BRI-ISDN service.

2.58	Local Traffic.

Traffic that is originated by a Customer of one Party on that Party’s network and terminates to a Customer of the other Party on that other Party’s network within Verizon’s then current local calling area (including non-optional local calling scope arrangements) as defined in Verizon’s effective Customer Tariffs. A non-optional local calling scope arrangement is an arrangement that provides Customers a local calling scope (Extended Area Service, “EAS”), beyond their basic exchange serving area. Local Traffic does not include optional local calling scope traffic (i.e., traffic that under an optional rate package chosen by the Customer terminates outside of the Customer’s basic exchange serving area). IntraLATA calls originated on a 1+ presubscription basis, or on a casual dialed (10XXX/101XXXX) basis are not considered Local Traffic. Local Traffic does not include any Internet Traffic.

2.59	Loop.

A transmission path that extends from a Main distribution Frame, DSX-panel, or functionally comparable piece of equipment in a Customer’s serving End Office to the Rate Demarcation Point (or NID if installed at the Rate Demarcation Point) in or at the customer’s premises. The actual transmission facilities used to provide a Loop may utilize any of several technologies.

2.60	LSR (Local Service Request).

The industry standard form, which contains data elements and usage rules, used by the Parties to establish, add, change or disconnect resold services and Unbundled Network Elements for the purposes of competitive local services.

2.61	MDF (Main Distribution Frame).

The primary point at which outside plant facilities terminate within a Wire Center, for interconnection to other telecommunications facilities within the Wire Center. The distribution frame used to interconnect cable pairs and line trunk equipment terminating on a switching system.

2.62	MECAB (Multiple Exchange Carrier Access Billing).

Document prepared by the Billing Committee of the Ordering and Billing Forum(OBF), which functions under the auspices of the Carrier Liaison Committee (CLC) of the Alliance for Telecommunications Industry Solutions (ATIS). The MECAB document, published by Telcordia Technologies as Special Report SR- BDS-000983, contains the recommended guidelines for the billing of an Exchange Access Service provided by two or more LECs, or by one LEC in two or more states within a single LATA.

2.63	MECOD (Multiple Exchange Carriers Ordering and Design Guidelines for Access Services - Industry Support Interface).

A document developed by the Ordering/Provisioning Committee under the auspices of the Ordering and Billing Forum (OBF), which functions under the auspices of the Carrier Liaison Committee (CLC) of the Alliance for Telecommunications Industry Solutions (ATIS). The MECOD document, published by Telcordia Technologies as Special Report SR-STS-002643, establishes methods for processing orders for Exchange Access Service that is to be provided by two or more LECs.

2.64	NANP (North American Numbering Plan).

The system of telephone numbering employed in the United States, Canada, Bermuda, Puerto Rico and certain Caribbean islands. The NANP format is a 10-

digit number that consist of a 3-digit NPA Code (commonly referred to as area code), followed by a 3-digit NXX code and 4 digit line number.

2.65	Network Element.

Shall have the meaning stated in the Act.

2.66	NID (Network Interface Device).

The Verizon provided interface terminating Verizon’s Telecommunications network on the property where the Customer’s service is located at a point determined by Verizon. The NID contains a FCC Part 68 registered jack from which inside wire may be connected to Verizon’s network.

2.67	NPA (Numbering Plan Area).

Also sometimes referred to as an area code, is the first three-digit indicator of each 10-digit telephone number within the NANP. Each NPA contains 800 possible NXX Codes. There are two general categories of NPA, “Geographic NPAs” and “Non-Geographic NPAs”. A Geographic NPA is associated with a defined geographic area, and all telephone numbers bearing such NPA are associated with services provided within that geographic area. A Non- Geographic NPA, also known as a “Service Access Code” or “SAC Code” is typically associated with a specialized Telecommunications Service that may be provided across multiple geographic NPA areas. 500, 700, 800, 888 and 900 are examples of Non-Geographic NPAs.

2.68	NXX, NXX Code, Central Office Code or CO Code.

The three-digit switch entity indicator (i.e. the first three digits of a seven-digit telephone number). Each NXX Code contains 10,000 station numbers.

2.69	Order.

An order or application to provide, change or terminate a Service (including, but not limited to, a commitment to purchase a stated number or minimum number of lines or other Services for a stated period or minimum period of time).

2.70	PIU (Percent Interstate Usage).

A percentage calculated by dividing the number of minutes of interstate traffic by the total number of minutes of interstate and intrastate traffic. A factor that is used to determine the interstate portion of minutes of traffic exchanged via Traffic Exchange Trunks. PIU is developed from the measurement of calls in which the calling and called parties are not located within the same state.

2.71	PLU (Percent Local Usage).

A percentage calculated by dividing the number of minutes of Local Traffic by the total number of minutes of intrastate traffic. A factor that is used to determine the portion of Local Traffic minutes exchanged via Traffic Exchange Trunks. PLU is developed from the measurement of calls in which the calling and called parties are located within a given local calling area or EAS area as defined in Verizon’s effective Customer Tariff(s).

2.72	POI (Point of Interconnection).

The physical location where the originating Party’s facilities physically interconnect with the terminating Party’s facilities for the purpose of exchanging traffic.

2.73	Port.

A line card (or equivalent) and associated peripheral equipment on an End Office Switch that interconnects individual Loops or individual Customer trunks with the switching components of an End Office Switch and the associated switching functionality in that End Office Switch. Each Port is typically associated with one (or more) telephone number(s) that serves as the Customer’s network address. The Port is part of the provision of unbundled local Switching Element.

2.74	Principal Document.

This document, including, but not limited to, the Title Page, the Table of Contents, the Preface, the General Terms and Conditions, the signature page, this Glossary, the Attachments, and the Appendices to the Attachments

2.75	Providing Party.

A Party offering or providing a Service to the other Party under this Agreement.

2.76	Purchasing Party.

A Party requesting or receiving a Service from the other Party under this Agreement.

2.77	Rate Center Area or Exchange Area.

The geographic area that has been identified by a given LEC as being associated with a particular NPA-NXX code assigned to the LEC for its provision of Telephone Exchange Services. The Rate Center Area is the exclusive geographic area that the LEC has identified as the area within which it will provide Telephone Exchange Services bearing the particular NPA-NXX designation associated with the specific Rate Center Area.

2.78	Rate Center Point.

A specific geographic point, defined by a V&H coordinate, located within the Rate Center Area and used to measure distance for the purpose of billing customers for distance-sensitive Telephone Exchange Services and Toll Traffic.

2.79	Rate Demarcation Point.

The physical point in a Verizon provided network facility at which Verizon’s responsibility for maintaining that network facility ends and the Customer’s responsibility for maintaining the remainder of the facility begins, as set forth in Verizon’s applicable Tariffs, if any, or as otherwise prescribed under Applicable Law.

2.80	Reciprocal Compensation.

The arrangement for recovering costs incurred for the transport and termination of Local Traffic originating on one Party’s network and terminating on the other Party’s network.

2.81	Retail Prices.

The prices at which a Service is provided by Verizon at retail to subscribers who are not Telecommunications Carriers.

2.82	Routing Point.

A specific geographic point identified by a specific V&H coordinate. The Routing Point is used to route inbound traffic to specified NAP-NXXs and the Rate Center Point is used to calculate mileage measurements for distance-sensitive transport charges of switched access services. Pursuant to Telcordia Practice BR-795- 100-100, the Rate Center Point may be an End Office location, or a “LEC Consortium Point Of Interconnection.” The Routing Point must be located within the LATA in which the corresponding NPA-NXX is located. However, the Routing Point associated with each NPA-NXX need not be the same as the corresponding Rate Center Point, nor must it be located within the corresponding Rate Center Area, nor must there be a unique and separate Routing Point corresponding to each unique and separate Rate Center Area.

2.83	SCP (Service Control Point).

The node in the Common Channel Signaling network to which informational requests for service handling, such as routing, are directed and processed. The SCP is a real time database system that, based on a query from a SSP and via a Signaling Transfer Point, performs subscriber or application-specific service logic, and then sends instructions back to the SSP on how to continue call processing.

2.84	Service.

Any Interconnection arrangement, Network Element, Telecommunications Service, Collocation arrangement, or other service, facility or arrangement, offered for sale by a Party under this Agreement.

2.85	(SONET) Synchronous Optical Network.

Synchronous electrical (STS) or optical channel (OC) connections between LECs.

2.86	Signaling Point (SP).

A node in the CCS network that originates and/or receives signaling messages, or transfers signaling messages from one signaling link to another, or both.

2.87	SSP (Service Switching Point).

A Signaling Point that can launch queries to databases and receive/interpret responses used to provide specific Customer services.

2.88	SS7 (Signaling System 7).

The common channel out-of-band signaling protocol developed by the Consultative Committee for International Telephone and Telegraph (CCITT) and the American National Standards Institute (ANSI). Verizon and Reconex currently utilize this out-of-band signaling protocol.

2.89	STP (Signal Transfer Point).

A packet switch in the CCS network that is used to route signaling messages among SSPs, SCPs and other STPs in order to set up calls and to query databases for advanced services. Verizon’s network includes mated pairs of local and regional STPs. STPs are provided in pairs for redundancy. Verizon STPs conform to ANSI T1.111-8 standards. It provides SS7 Network Access and performs SS7 message routing and screening.

2.90	Subsidiary.

A corporation or other legal entity that is controlled by a Party.

2.91	Switched Access Detail Usage Data.

A category 1101XX record as defined in the EMI Bellcore Practice BR-010-200-010.

2.92	Switched Access Summary Usage Data.

A category 1150XX record as defined in the EMI Bellcore Practice BR-010-200-010.

2.93	Switched Exchange Access Service.

The offering of transmission and switching services for the purpose of the origination or termination of Toll Traffic. Switched Exchange Access Services include but may not be limited to: Feature Group A, Feature Group B, Feature Group D, 700 access, 800 access, 888 access and 900 access.

2.94	Tandem Switches,

A switching entity that has billing and recording capabilities and is used to connect and switch trunk circuits between and among End Office Switches and between and among End Office Switches and carriers’ aggregation points, points of termination, or point of presence, and to provide Switched Exchange Access Services.

2.95	Tariff.

	2.95.1	Any applicable Federal or state tariff of a Party, as amended from time- to-time;

	2.95.2	Any standard agreement or other document, as amended from time-to-time, that sets forth the generally available terms, conditions and prices under which a Party offers a Service.

The term “Tariff” does not include any Verizon statement of generally available terms (SGAT) which has been approved or is pending approval by the Commission pursuant to Section 252(f) of the Act.

2.96	Telcordia Technologies.

Formerly known as Bell Communications Research, a wholly owned subsidiary of Science Applications International Corporation (SAIC). The organization conducts research and development projects for its owners, including development of new Telecommunications Services. Telcordia Technologies also provides generic requirements for the telecommunications industry for products, services and technologies.

2.97	Telecommunications Carrier.

Shall have the meaning set forth in the Act.

2.98	Telecommunications Services.

Shall have the meaning set forth in the Act.

2.99	Telephone Exchange Service.

Shall have the meaning set forth in the Act.

2.100	Third Party Claim.

A Claim where there is (a) a claim, demand, suit or action by a person who is not a Party, (b) a settlement with, judgment by, or liability to, a person who is not a Party, or (c) a fine or penalty imposed by a person who is not a Party.

2.101	Toll Traffic.

Traffic that is originated by a Customer of one Party on that Party’s network and delivered to a Customer of the other Party on that Party’s network and is not Local Traffic or Ancillary Traffic. Toll Traffic may be either “IntraLATA Toll Traffic” or “InterLATA Toll Traffic,” depending on whether the originating and terminating points are within the same LATA.

2.102	Toxic or Hazardous Substance.

Toxic or Hazardous Substance means any substance designated or defined as toxic or hazardous under any “Environmental Law” or that pose a risk to human health or safety, or the environment, and products and materials containing such substance. “Environmental Laws” means the Comprehensive Environmental Response, Compensation, and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Water Pollution Control Act, the Air Pollution Control Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, and all other Federal, Sate or local laws or governmental regulations or requirements, that are similar to the above-referenced laws or that otherwise govern releases, chemicals, products, materials or wastes that may pose risks to human health or safety, or the environment, or that relate to the protection of wetlands or other natural resources.

2.103	Trunk Side.

A Central Office Switch connection that is capable of, and has been programmed to treat the circuit as, connecting to another switching entity, for example, to another carrier’s network. Trunk side connections offer those transmission and signaling features appropriate for the connection of switching entities and cannot be used for the direct connection of ordinary telephone station sets.

2.104	Universal Digital Loop Carrier (UDLC).

UDLC arrangements consist of the Central Office Terminal and the Remote Terminal located in the outside plant or customer premises. The Central Office and the Remote Terminal units perform analog to digital conversions to allow the feeding facility to be digital. UDLC is deployed where the types of services to be provisioned by the systems cannot be integrated such as non-switched services and unbundled loops.

2.105	Unbundled Network Element (UNE).

A Network Element that Verizon is obligated to provide to CLECs on an unbundled basis pursuant to Applicable Law.

2.106	V and H Coordinates Method.

A method of computing airline miles between two points by utilizing an established formula that is based on the vertical and horizontal coordinates of the two points.

2.107	Voice Grade.

Either an analog signal of 300 to 3000 Hz or a digital signal of 56/64 kilobits per second. When referring to digital Voice Grade service (a 56-64 kbps channel), the terms “DS0” or “sub-DS1” may also be used.

2.108	Wire Center.

A building or portion thereof which serves as a Routing Point for Switched Exchange Access Service. The Wire Center serves as the premises for one or more Central Offices.

ADDITIONAL SERVICES ATTACHMENT

1.	Alternate Billed Calls

1.1

The Parties will engage in settlements of intraLATA intrastate alternate-billed calls (e.g., collect, calling card, and third-party billed calls) originated or authorized by their respective Customers in accordance with an arrangement mutually agreed to by the Parties.

2.	Dialing Parity - Section 251(b)(3)

Each Party shall provide the other Party with nondiscriminatory access to such services and information as are necessary to allow the other Party to implement local Dialing Parity in accordance with the requirements of Section 251(b)(3) of the Act.

3.	Directory Assistance (DA) and Operator Services

3.1

Either Party may request that the other Party provide the requesting Party with nondiscriminatory access to the other Party’s directory assistance services (DA), IntraLATA operator call completion services (0S), and/or directory assistance listings database. If either Party makes such a request, the Parties shall enter into a mutually acceptable written agreement for such access.

	3.2	Reconex shall arrange, at its own expense, the trunking and other facilities required to transport traffic to and from the designated DA and OS switch locations.

4.	Directory Listing and Directory Distribution

To the extent required by Applicable Law, Verizon will provide directory services to Reconex. Such services will be provided in accordance with the terms set forth herein.

	4.1	Listing Information.

As used herein, “Listing Information” means a Reconex Customer’s primary name, address (including city, state and zip code), telephone number(s), the delivery address and number of directories to be delivered, and, in the case of a business Customer, the primary business heading under which the business Customer desires to be placed, and any other information Verizon deems necessary for the publication and delivery of directories.

	4.2	Listing Information Supply.

Reconex shall provide to Verizon on a regularly scheduled basis, at no charge, and in a format required by Verizon or by a mutually agreed upon industry standard (e.g., Ordering and Billing Forum developed), all Listing Information and the service address for each Reconex Customer whose service address location falls within the geographic area covered by the relevant Verizon directory. Reconex shall also provide to Verizon on a daily basis, (a) information showing Reconex Customers who have disconnected or terminated their service with Reconex; and (b) delivery information for each non-listed or non-published Reconex Customer to enable Verizon to perform it’s directory distribution responsibilities. Verizon shall promptly provide to Reconex, (normally within forty-eight (48) hours of receipt by Verizon, excluding non-Business Days), a query on any listing that is not acceptable.

4.3	Listing Inclusion and Distribution.

Verizon shall include each Reconex Customer’s Primary Listing in the appropriate alphabetical directory and, for business Customers, in the appropriate classified (Yellow Pages) directory in accordance with the directory configuration, scope and schedules determined by Verizon in its sole discretion, and shall provide initial distribution of such directories to such Reconex Customers in the same manner it provides initial distribution of such directories to its own Customers. “Primary Listing” means a Customer’s primary name, address, and telephone number. Listings of Reconex’s Customers shall be interfiled with listings of Verizon’s Customers and the Customers of other LECs included in the Verizon directories. Reconex shall pay Verizon’s tariffed charges for additional and foreign alphabetical listings and other alphabetical services (e.g. caption arrangements) for Reconex’s Customers.

4.4	Verizon Information.

Upon request by Reconex, Verizon shall make available to Reconex the following information to the extent that Verizon provides such information to its own business offices a directory list of relevant NXX codes, directory and “Customer Guide” close dates, publishing data, and Yellow Pages headings. Verizon also will make available to Reconex, upon written request, a copy of Verizon’s alphabetical listings standards and specifications manual.

4.5	Confidentiality of Listing Information.

Verizon shall accord Reconex Listing Information the same level of confidentiality that Verizon accords its own listing information, and shall use such Listing Information solely for the purpose of providing directory-related services; provided, however, that should Verizon elect to do so, it may use or license Reconex Listing Information for directory publishing, direct marketing, or any other purpose for which Verizon uses or licenses its own listing information, so long as Reconex Customers are not separately identified as such; and provided further that Reconex may identify those of its Customers who request that their names not be sold for direct marketing purposes, and Verizon shall honor such requests to the same extent it does so for its own Customers. Verizon shall not be obligated to compensate Reconex for Verizon’s use or licensing of Reconex Listing Information.

4.6	Accuracy.

Both Parties shall use commercially reasonable efforts to ensure the accurate publication of Reconex Customer listings. At Reconex’s request, Verizon shall provide Reconex with a report of all Reconex Customer listings normally no more than ninety (90) days and no less than thirty (30) days prior to the service order close date for the applicable directory. Verizon shall process any corrections made by Reconex with respect to its listings, provided such corrections are received prior to the close date of the particular directory.

4.7	Indemnification.

Reconex shall adhere to all practices, standards, and ethical requirements established by Verizon with regard to listings. By providing Verizon with Listing

Information, Reconex warrants to Verizon that Reconex has the right to provide such Listing Information to Verizon on behalf of its Customers. Reconex shall make commercially reasonable efforts to ensure that any business or person to be listed is authorized and has the right (a) to provide the product or service offered, and (b) to use any personal or corporate name, trade name, trademark, service mark or language used in the listing. Reconex agrees to release, defend, hold harmless and indemnify Verizon from and against any and all claims, losses, damages, suits, or other actions, or any liability whatsoever, suffered, made, instituted, or asserted by any person arising out of Verizon’s publication or dissemination of the Listing Information as provided by Reconex hereunder.

	4.8	Liability.

Verizon’s liability to Reconex in the event of a Verizon error in or omission of a listing shall not exceed the lesser of the amount of charges actually paid by Reconex for such listing or the amount by which Verizon would be liable to its own customer for such error or omission. Reconex agrees to take all reasonable steps, including, but not limited to, entering into appropriate contractual provisions with its Customers, to ensure that its and Verizon’s liability to Reconex’s Customers in the event of a Verizon error in or omission of a listing shall be subject to the same limitations of liability applicable between Verizon and its own Customers.

	4.9	Service Information Pages.

Verizon shall include all Reconex NXX codes associated with the geographic areas to which each directory pertains, to the extent it does so for Verizon’s own NXX codes, in any lists of such codes that are contained in the general reference portion of each directory. Reconex’s NXX codes shall appear in such lists in the same manner as Verizon’s NXX information. In addition, when Reconex is authorized to, and is offering, local service to Customers located within the geographic area covered by a specific directory, at Reconex’s request, Verizon shall include, at no charge, in the “Customer Guide” or comparable section of the applicable alphabetical directories, Reconex’s critical contact information for Reconex’s installation, repair and Customer service, as provided by Reconex, and such other essential local service oriented information as is agreed to in writing by the Parties. Such critical contact information shall appear alphabetically by local exchange carrier and in accordance with Verizon’s generally applicable policies. Reconex shall be responsible for providing the necessary information to Verizon by the applicable close date for each affected directory.

	4.10	Directory Publication.

Nothing in this Agreement shall require Verizon to publish a directory where it would not otherwise do so.

	4.11	Other Directory Services.

Reconex acknowledges that if Reconex desires directory services in addition to those described herein, such additional services must be obtained under separate agreement with Verizon’s directory publishing company.

5.	Information Services Traffic

5.1

For purposes of this Section 5, Voice Information Services and Voice Information Services Traffic refer to switched voice traffic, delivered to information service providers who offer recorded voice announcement information or open vocal discussion programs to the general public. Voice Information Services Traffic does not include any form of Internet Traffic. Voice Information Services Traffic also does not include 555 traffic or similar traffic with AIN service interfaces, which traffic shall be subject to separate arrangements between the Parties. Voice Information services Traffic is not subject to Reciprocal Compensation as Local Traffic under the Interconnection Attachment.

5.2

If a Reconex Customer is served by resold Verizon Telecommunications Service or a Verizon Local Switching UNE, subject to any call blocking feature used by Reconex, to the extent reasonably feasible, Verizon will route Voice Information Services Traffic originating from such Service or UNE to the Voice Information Service platform. For such Voice Information Services Traffic, unless Reconex has entered into an arrangement with Verizon to bill and collect Voice Information Services provider charges from Reconex’s Customers, Reconex shall pay to Verizon without discount the Voice Information Services provider charges. Reconex shall pay Verizon such charges in full regardless of whether or not it collects such charges from its own Customers.

5.3

Reconex shall have the option to route Voice Information Services Traffic that originates on its own network to the appropriate Voice Information Services platform(s) connected to Verizon’s network. In the event Reconex exercises such option, Reconex will establish, at its own expense, a dedicated trunk group to the Verizon Voice Information Service serving switch. This trunk group will be utilized to allow Reconex to route Voice Information Services Traffic originated on its network to Verizon. For such Voice Information Services Traffic, unless Reconex has entered into an arrangement with Verizon to bill and collect Voice Information Services provider charges from Reconex’s Customers, Reconex shall pay to Verizon without discount the Voice Information Services provider charges. Reconex shall pay Verizon such charges in full regardless of whether or not it collects such charges from its own Customers.

	5.4	Reconex shall pay Verizon such charges in full regardless of whether or not it collects charges for such calls from its own Customers.

5.5

For variable rated Voice Information Services Traffic (e.g., NXX 550, 540, 976, 970, 940, as applicable) from Reconex Customers served by resold Verizon Telecommunications Services or a Verizon Local Switching Network Element, Reconex shall either (a) pay to Verizon without discount the Voice Information Services provider charges, or (b) enter into an arrangement with Verizon to bill and collect Voice Information Services provider charges from Reconex’s Customers.

5.6

Either Party may request the other Party provide the requesting Party with non discriminatory access to the other party’s information services platform, where such platform exists. If either Party makes such a request, the Parties shall enter into a mutually acceptable written agreement for such access.

5.7

In the event Reconex exercises such option, Reconex will establish, at its own expense, a dedicated trunk group to the Verizon Information Service serving switch. This trunk group will be utilized to allow Reconex to route information services traffic originated on its network to Verizon.

6.	Intercept and Referral Announcements

6.1

When a Customer changes its service provider from Verizon to Reconex, or from Reconex to Verizon, and does not retain its original telephone number, the Party formerly providing service to such Customer shall provide a referral announcement (“Referral Announcement”) on the abandoned telephone number which provides the Customer’s new number or other appropriate information, to the extent known to the Party formerly providing service. Notwithstanding the foregoing, a Party shall not be obligated under this Section to provide a Referral Announcement if the Customer owes the Party unpaid overdue amounts or the Customer requests that no Referral Announcement be provided.

6.2

Referral Announcements shall be provided, in the case of business Customers, for a period of not less than one hundred and twenty (120) days after the date the Customer changes its telephone number, and, in the case of residential Customers, not less than thirty (30) days after the date the Customer changes its telephone number; provided that if a longer time period is required by Applicable Law, such longer time period shall apply. Except as otherwise provided by Applicable Law, the period for a referral may be shortened by the Party formerly providing service if a number shortage condition requires reassignment of the telephone number.

6.3

This referral announcement will be provided by each Party at no charge to the other Party; provided that the Party formerly providing service may bill the Customer its standard Tariff charge, if any, for the referral announcement.

7.	Originating Line Number Screening (OLNS)

Upon request, Verizon will update its database used to provide originating line number screening (the database of information which indicates to an operator the acceptable billing methods for calls originating from the calling number (e.g., penal institutions, COCOTS).

8.	Operations Support Systems (OSS)

	8.1	Definitions.

		8.1.1	Verizon Operations Support Systems: Verizon systems for pre-ordering, ordering, provisioning, maintenance and repair, and billing.

8.1.2

Verizon OSS Services: Access to Verizon Operations Support Systems functions. The term “Verizon OSS Services” includes, but is not limited to: (a) Verizon’s provision of Reconex Usage Information to Reconex pursuant to Section 8.1.3 below; and, (b) “Verizon OSS Information”, as defined in Section 8.1.4 below.

		8.1.3	Verizon OSS Facilities: Any gateways, interfaces, databases, facilities, equipment, software, or systems, used by Verizon to provide Verizon OSS Services to Reconex.

8.1.4

Verizon OSS Information: Any information accessed by, or disclosed or provided to, Reconex through or as a part of Verizon OSS Services. The term “Verizon OSS Information” includes, but is not limited to: (a) any Customer Information related to a Verizon Customer or a Reconex Customer accessed by, or disclosed or provided to, Reconex through or as a part of Verizon OSS Services; and, (b) any Reconex Usage Information (as defined in Section 8.1.6 below) accessed by, or disclosed or provided to, Reconex.

8.1.5

Verizon Retail Telecommunications Service: Any Telecommunications Service that Verizon provides at retail to subscribers that are not Telecommunications Carriers. The term “Verizon Retail Telecommunications Service” does not include any Exchange Access service (as defined in Section 3(16) of the Act, 47 U.S.C. § 153(16)) provided by Verizon.

8.1.6

Reconex Usage Information: The usage information for a Verizon Retail Telecommunications Service purchased by Reconex under this Agreement that Verizon would record if Verizon was furnishing such Verizon Retail Telecommunications Service to a Verizon end-user retail Customer.

	8.1.7	Customer Information: CPNI of a Customer and any other non-public, individually identifiable information about a Customer or the purchase by a Customer of the services or products of a Party.

8.2	Verizon OSS Services.

	8.2.1	Upon request by Reconex, Verizon shall provide to Reconex, pursuant to Section 251(c)(3) of the Act, 47 U.S.C. § 251(c)(3), Verizon OSS Services.

8.2.2

Subject to the requirements of Applicable Law, Verizon Operations Support Systems, Verizon Operations Support Systems functions, Verizon OSS Facilities, Verizon OSS Information, and the Verizon OSS Services that will be offered by Verizon, shall be as determined by Verizon. Subject to the requirements of Applicable Law, Verizon shall have the right to change Verizon Operations Support Systems, Verizon Operations Support Systems functions, Verizon OSS Facilities, Verizon OSS Information, and the Verizon OSS Services, from time-to-time, without the consent of Reconex.

8.3	Reconex Usage Information.

	8.3.1	Upon request by Reconex, Verizon shall provide to Reconex, pursuant to Section 251(c)(3) of the Act, 47 U.S.C. § 251(c)(3), Reconex Usage Information.

	8.3.2	Reconex Usage Information will be available to Reconex through the following:

		8.3.2.1	Daily Usage File on Data Tape.

		8.3.2.2	Daily Usage File through Network Data Mover (NDM).

		8.3.2.3	Daily Usage File through Centralized Message Distribution System (CMDS) (Former Bell Atlantic service areas only).

		8.3.2.4	Reconex Usage Information will be provided in a Bellcore Exchange Message Records (EMI) format.

		8.3.2.5	Daily Usage File Data Tapes provided pursuant to Section 8.3.2.1 above will be issued each day, Monday through Friday, except holidays observed by Verizon.

	8.3.3	Except as stated in this Section 8.3, subject to the requirements of Applicable Law, the manner in which, and the frequency with which,

Reconex Usage Information will be provided to Reconex shall be determined by Verizon.

8.4	Access to and Use of Verizon OSS Facilities.

	8.4.1	Verizon OSS Facilities may be accessed and used by Reconex only to the extent necessary for Reconex’s access to and use of Verizon OSS Services pursuant to the Agreement.

	8.4.2	Verizon OSS Facilities may be accessed and used by Reconex only to provide Telecommunications Services to Reconex Customers.

8.4.3

Reconex shall restrict access to and use of Verizon OSS Facilities to Reconex. This Section 8 does not grant to Reconex any right or license to grant sublicenses to other persons, or permission to other persons (except Reconex’s employees, agents and contractors, in accordance with Section 8.4.7 below), to access or use Verizon OSS Facilities.

8.4.4

Reconex shall not (a) alter, modify or damage the Verizon OSS Facilities (including, but not limited to, Verizon software), (b) copy, remove, derive, reverse engineer, or decompile, software from the Verizon OSS Facilities, or (c) obtain access through Verizon OSS Facilities to Verizon databases, facilities, equipment, software, or systems, which are not offered for Reconex’s use under this Section 8.

8.4.5

Reconex shall comply with all practices and procedures established by Verizon for access to and use of Verizon OSS Facilities (including, but not limited to, Verizon practices and procedures with regard to security and use of access and user identification codes).

8.4.6

All practices and procedures for access to and use of Verizon OSS Facilities, and all access and user identification codes for Verizon OSS Facilities: (a) shall remain the property of Verizon; (b) shall be used by Reconex only in connection with Reconex’s use of Verizon OSS Facilities permitted by this Section 8; (c) shall be treated by Reconex as Confidential Information of Verizon pursuant to Section 10 of the Agreement; and, (d) shall be destroyed or returned by Reconex to Verizon upon the earlier of request by Verizon or the expiration or termination of the Agreement.

8.4.7

Reconex’s employees, agents and contractors may access and use Verizon OSS Facilities only to the extent necessary for Reconex’s access to and use of the Verizon OSS Facilities permitted by this Agreement. Any access to or use of Verizon OSS Facilities by Reconex’s employees, agents, or contractors, shall be subject to the provisions of the Agreement, including, but not limited to, Section 10 of the Agreement and Section 8.5.2.3 of this Attachment.

8.5	Verizon OSS Information.

	8.5.1	Subject to the provisions of this Section 8 and Applicable Law, Verizon grants to Reconex a non-exclusive license to use Verizon OSS Information.

8.5.2	All Verizon OSS Information shall at all times remain the property of Verizon. Except as expressly stated in this Section 8, Reconex shall acquire no rights in or to any Verizon OSS Information.

8.5.2.1

The provisions of this Section 8.5.2 shall apply to all Verizon OSS Information, except (a) Reconex Usage Information, (b) CPNI of Reconex, and (c) CPNI of a Verizon Customer or a Reconex Customer, to the extent the Customer has authorized Reconex to use the Customer Information.

	8.5.2.2	Verizon OSS Information may be accessed and used by Reconex only to provide Telecommunications Services to Reconex Customers.

8.5.2.3

Reconex shall treat Verizon OSS Information that is designated by Verizon, through written or electronic notice (including, but not limited to, through the Verizon OSS Services), as “Confidential” or “Proprietary” as Confidential Information of Verizon pursuant to Section 10 of the Agreement.

8.5.2.4

Except as expressly stated in this Section 8, this Agreement does not grant to Reconex any right or license to grant sublicenses to other persons, or permission to other persons (except Reconex’s employees, agents or contractors, in accordance with Section 8.5.2.5 below, to access, use or disclose Verizon OSS Information.

8.5.2.5

Reconex’s employees, agents and contractors may access, use and disclose Verizon OSS Information only to the extent necessary for Reconex’s access to, and use and disclosure of, Verizon OSS Information permitted by this Section 8. Any access to, or use or disclosure of, Verizon OSS Information by Reconex’s employees, agents or contractors, shall be subject to the provisions of this Agreement, including, but not limited to, Section 10 of the Agreement and Section 8.5.2.3 above.

8.5.2.6

Reconex’s license to use Verizon OSS Information shall expire upon the earliest of: (a) the time when the Verizon OSS Information is no longer needed by Reconex to provide Telecommunications Services to Reconex Customers; (b) termination of the license in accordance with this Section 8; or (c) expiration or termination of the Agreement.

	8.5.2.7	All Verizon OSS Information received by Reconex shall be destroyed or returned by Reconex to Verizon, upon expiration, suspension or termination of the license to use such Verizon OSS Information.

8.5.3

Unless sooner terminated or suspended in accordance with the Agreement or this Section 8 (including, but not limited to, Section 2.2 of the Agreement and Section 8.6.1 below), Reconex’s access to Verizon OSS Information through Verizon OSS Services shall terminate upon the expiration or termination of the Agreement.

8.5.3.1

Verizon shall have the right (but not the obligation) to audit Reconex to ascertain whether Reconex is complying with the requirements of Applicable Law and this Agreement with regard to Reconex’s access to, and use and disclosure of, Verizon OSS Information.

8.5.3.2

Without in any way limiting any other rights Verizon may have under the Agreement or Applicable Law, Verizon shall have the right (but not the obligation) to monitor Reconex’s access to and use of Verizon OSS Information which is made available by Verizon to Reconex pursuant to this Agreement, to ascertain whether Reconex is complying with the requirements of Applicable Law and this Agreement, with regard to Reconex’s access to, and use and disclosure of, such Verizon OSS Information. The foregoing right shall include, but not be limited to, the right (but not the obligation) to electronically monitor Reconex’s access to and use of Verizon OSS Information which is made available by Verizon to Reconex through Verizon OSS Facilities.

8.5.3.3

Information obtained by Verizon pursuant to this Section 8.5.3.3 shall be treated by Verizon as Confidential Information of Reconex pursuant to Section 10 of the Agreement; provided that, Verizon shall have the right (but not the obligation) to use and disclose information obtained by Verizon pursuant to this Section 8.5.3.3 to enforce Verizon’s rights under the Agreement or Applicable Law.

8.6	Liabilities and Remedies.

8.6.1

Any breach by Reconex, or Reconex’s employees, agents or contractors, of the provisions of Sections 8.4 or 8.5 above shall be deemed a material breach of the Agreement. In addition, if Reconex or an employee, agent or contractor of Reconex at any time breaches a provision of Sections 8.4 or 8.5 above and such breach continues for more than ten (10) days after written notice thereof from Verizon, then, except as otherwise required by Applicable Law, Verizon shall have the right, upon notice to Reconex, to suspend the license to use Verizon OSS Information granted by Section 8.5.1 above and/or the provision of Verizon OSS Services, in whole or in part.

8.6.2

Reconex agrees that Verizon would be irreparably injured by a breach of Sections 8.4 or 8.5 above by Reconex or the employees, agents or contractors of Reconex, and that Verizon shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any such breach. Such remedies shall not be deemed to be the exclusive remedies for any such breach, but shall be in addition to any other remedies available under this Agreement or at law or in equity.

8.7	Relation to Applicable Law.

The provisions of Sections 8.4, 8.5 and 8.6 above shall be in addition to and not in derogation of any provisions of Applicable Law, including, but not limited to, 47 U.S.C. § 222, and are not intended to constitute a waiver by Verizon of any right with regard to protection of the confidentiality of the information of Verizon or Verizon Customers provided by Applicable Law.

8.8	Cooperation.

Reconex, at Reconex’s expense, shall reasonably cooperate with Verizon in using Verizon OSS Services. Such cooperation shall include, but not be limited to, the following:

8.8.1

Upon request by Verizon, Reconex shall by no later than the fifteenth (15th) day of each calendar month submit to Verizon reasonable, good faith estimates (by central office or other Verizon office or geographic area designated by Verizon) of the volume of each Verizon Retail Telecommunications Service for which Reconex anticipates submitting orders in each week of the next calendar month.

8.8.2

Reconex shall reasonably cooperate with Verizon in submitting orders for Verizon Retail Telecommunications Services and otherwise using the Verizon OSS Services, in order to avoid exceeding the capacity or capabilities of such Verizon OSS Services.

8.8.3

Reconex shall participate in cooperative testing of Verizon OSS Services and shall provide assistance to Verizon in identifying and correcting mistakes, omissions, interruptions, delays, errors, defects, faults, failures, or other deficiencies, in Verizon OSS Services.

8.9	Verizon Access to Information Related to Reconex Customers.

8.9.1

Verizon shall have the right to access, use and disclose information related to Reconex Customers that is in Verizon’s possession (including, but not limited to, in Verizon OSS Facilities) to the extent such access, use and/or disclosure has been authorized by the Reconex Customer in the manner required by Applicable Law.

8.9.2

Upon request by Verizon, Reconex shall negotiate in good faith and enter into a contract with Verizon, pursuant to which Verizon may obtain access to Reconex’s operations support systems (including, systems for pre-ordering, ordering, provisioning, maintenance and repair, and billing) and information contained in such systems, to permit Verizon to obtain information related to Reconex Customers (as authorized by the applicable Reconex Customer), to permit Customers to transfer service from one Telecommunications Carrier to another, and for such other purposes as may be permitted by Applicable Law.

8.10	Verizon Pre-OSS Services.

8.10.1

As used in this Section 8, “Verizon Pre-OSS Service” means a service which allows the performance of an activity which is comparable to an activity to be performed through a Verizon OSS Service and which Verizon offers to provide to Reconex prior to, or in lieu of, Verizon’s provision of the Verizon OSS Service to Reconex. The term “Verizon Pre-OSS Service” includes, but is not limited to, the activity of placing orders for Verizon Retail Telecommunications Services through a telephone facsimile communication.

	8.10.2	Subject to the requirements of Applicable Law, the Verizon Pre-OSS Services that will be offered by Verizon shall be as determined by

Verizon and Verizon shall have the right to change Verizon Pre-OSS Services, from time-to-time, without the consent of Reconex.

		8.10.3	Subject to the requirements of Applicable Law, the prices for Verizon Pre-OSS Services shall be as determined by Verizon and shall be subject to change by Verizon from time-to-time.

8.10.4

The provisions of Sections 8.4 through 8.8 above shall also apply to Verizon Pre-OSS Services. For the purposes of this Section 8.10: (a) references in Sections 8.4 through 8.8 above to Verizon OSS Services shall be deemed to include Verizon Pre-OSS Services; and, (b) references in Sections 8.4 through 8.8 above to Verizon OSS Information shall be deemed to include information made available to Reconex through Verizon Pre-OSS Services.

8.10.5

Reconex acknowledges that the Verizon OSS Information, by its nature, is updated and corrected on a continuous basis by Verizon, and therefore that Verizon OSS Information is subject to change from time to time.

	8.11	Cancellations.

Verizon may cancel orders for service which have had no activity within thirty-one (31) consecutive calendar days after the original service date. (Certain complex UNEs and UNEs requiring facility build-outs that may take longer than thirty-one (31) days to provision will be excluded from this provision).

9.	Poles, Ducts, Conduits and Rights-of-Way

To the extent required by Applicable Law (including, but not limited to, Sections 224, 251(b)(4) and 271(c)(2)(B)(iii) of the Act), each Party (“Providing Party”) shall afford the other Party non-discriminatory access to poles, ducts, conduits and rights-of-way owned or controlled by the Providing Party. Such access shall be provided in accordance with Applicable Law pursuant to the Providing Party’s applicable Tariffs, or, in the absence of an applicable Providing Party Tariff, the Providing Party’s generally offered form of license agreement, or, in the absence of such a Tariff and license agreement, a mutually acceptable agreement to be negotiated by the Parties.

10.	Telephone Numbers

10.1

This Section applies in connection with Reconex Customers served by Telecommunications Services provided by Verizon to Reconex for resale or a Local Switching Network Element provided by Verizon to Reconex.

10.2

Reconex’s use of telephone numbers shall be subject to Applicable Law the rules of the North American Numbering Council and the North American Numbering Plan Administrator, the applicable provisions of this Agreement (including, but not limited to, this Section 10), and Verizon’s practices and procedures for use and assignment of telephone numbers, as amended from time-to-time.

10.3

Subject to Sections 10.2 and 10.4, if a Customer of either Verizon or Reconex who is served by a Verizon Telecommunications Service (“VTS”) or a Verizon Local Switching Network Element (“VLSNE”) changes the LEC that serves the Customer using such VTS or VLSNE (including a change from Verizon to Reconex, from Reconex to Verizon, or from Reconex to a LEC other than Verizon), after such change, the Customer may continue to use with such VTS or

VLSNE the telephone numbers that were assigned to the VTS or VLSNE for the use of such Customer by Verizon immediately prior to the change.

10.4

Verizon shall have the right to change the telephone numbers used by a Customer if at any time: (a) the Customer requests service at a new location, that is not served by the Verizon switch and the Verizon rate center from which the Customer previously had service; (b) continued use of the telephone numbers is not technically feasible; or, (c) in the case of Telecommunications Service provided by Verizon to Reconex for resale, the type or class of service subscribed to by the Customer changes.

10.5

If service on a VTS or VLSNE provided by Verizon to Reconex under this Agreement is terminated and the telephone numbers associated with such VTS or VLSNE have not been ported to a Reconex switch, the telephone numbers shall be available for reassignment by Verizon to any person to whom Verizon elects to assign the telephone numbers, including, but not limited to, Verizon, Verizon Customers, Reconex, or Telecommunications Carriers other than Verizon and Reconex.

10.6	Reconex may reserve telephone numbers only to the extent Verizon’s Customers may reserve telephone numbers.

INTERCONNECTION ATTACHMENT

1.	General

Each Party (“Providing Party”) shall provide to the other Party, in accordance with this Agreement and Applicable Law, interconnection with the Providing Party’s network for the transmission and routing of Telephone Exchange Service and Exchange Access.

2.	Points of Interconnection (POI) and Trunk Types

	2.1	Points of Interconnection (“POI”).

2.1.1

As and to the extent required by Section 251 of the Act, the Parties shall provide interconnection of their networks at any technically feasible point as specified in this Agreement. To the extent the originating Party’s POI is not located at the terminating Party’s relevant Interconnection Point (“IP”), the originating Party is responsible for transporting its traffic from it’s POI to the terminating Party’s relevant IP.

		2.1.2	Reconex may specify any of the following methods for interconnection with Verizon:

			2.1.2.1	a Collocation node Reconex has established at the Verizon-IP pursuant to the Collocation Attachment; and/or

			2.1.2.2	a Collocation node that has been established separately at the Verizon-IP by a third party with whom Reconex has contracted for such purposes; and/or

			2.1.2.3	an Entrance Facility and transport leased from Verizon (and any necessary multiplexing) pursuant to the applicable Verizon access Tariff, from the Reconex POI to the Verizon-IP.

		2.1.3	Verizon may specify any of the following methods for interconnection with Reconex:

			2.1.3.1	interconnection at a Collocation node that Reconex has established at the Verizon-IP pursuant to the Collocation Attachment; and/or

			2.1.3.2	interconnection at a Collocation node that has been established separately at the Verizon-IP by a third party and that is used by Reconex; and/or

			2.1.3.3	a Collocation node or other operationally equivalent arrangement Verizon established at the Reconex-IP; and/or

			2.1.3.4	a Collocation node established separately at the Reconex-IP by a third party with whom Verizon has contracted for such purposes; and/or

			2.1.3.5	an Entrance Facility leased from Reconex (and any necessary multiplexing), to the Reconex-IP.

	2.2	Trunk Types.

	2.2.1	In interconnecting their networks pursuant to this Attachment, the Parties’ will use, as appropriate, the following separate and distinct trunk groups:

2.2.1.1

Local Interconnection Trunks for the transmission and routing of Local Traffic, translated LEC IntraLATA toll free service access code (e.g., 800/888/877) traffic, and IntraLATA Toll Traffic, between their respective Telephone Exchange Service Customers pursuant to Section 252(c)(2) of the Act, Tandem Transit Traffic, and, Internet Traffic, all in accordance with Sections 5 through 7 of this Attachment;

2.2.1.2

Access Toll Connecting Trunks for the transmission and routing of Exchange Access traffic, including translated InterLATA toll free service access code (e.g., 800/888/877) traffic, between Reconex Telephone Exchange Service Customers and purchasers of Switched Exchange Access Service via a Verizon access Tandem, pursuant to Section 251(c)(2) of the Act, in accordance with Sections 8 through 10 of this Attachment; and

2.2.1.3

Miscellaneous Trunk Groups as mutually agreed to by the Parties, including, but not limited to: (a) choke trunks for traffic congestion and testing; and, (b) untranslated IntraLATA/InterLATA toll free service access code (e.g. 800/888/877) traffic.

2.2.2

Other types of trunk groups may be used by the Parties as provided in other Attachments to this Agreement (e.g., 911/E911 Trunks; Information Services Trunks) or in other separate agreements between the Parties (e.g., Directory Assistance Trunks, Operator Services Trunks, BLV/BLVI Trunks).

2.2.3

Except as otherwise provided in this Agreement, the Parties will mutually agree upon where One Way Local Interconnection Trunks (trunks with traffic going in one direction, including one-way trunks and uni-directional two-way trunks) and/or Two Way Local Interconnection Trunks (trunks with traffic going in both directions) will be deployed.

2.2.4

In the event the traffic volume between a Verizon End Office and the Reconex POI, which is carried by a Final Tandem Local Interconnection Trunk group, exceeds the CCS busy hour equivalent of one (1) DS-1 at any time and/or 200,000 combined minutes of use for a single month: (a) if One-Way Interconnection Trunks are used, the originating Party shall promptly establish new End Office One-Way local Interconnection Trunk groups between the Verizon End Office and the POI; or, (b) if Two-Way Local Interconnection Trunks are used, then Reconex shall promptly submit an ASR to Verizon to establish new End Office Two-Way Local Interconnection Trunk groups between that Verizon End Office and the POI.

2.3	One Way Interconnection Trunks.

	2.3.1	Reconex shall provide its own facilities or purchase transport for the delivery of traffic to any Collocation arrangement it establishes at a Verizon-IP pursuant to the Collocation Attachment.

2.3.2

Reconex may order from Verizon any of the interconnection methods specified above in accordance with the rates and charges, order intervals, and other terms and conditions in this Agreement, in any applicable Tariff(s), or as may be otherwise agreed to between the Parties.

	2.3.3	Verizon shall provide its own facilities or purchase necessary transport for the delivery of traffic to any Collocation node it establishes at a Reconex-IP.

2.3.4

Verizon may order from Reconex any of the Interconnection methods specified above in accordance with the rates and charges, order intervals and other terms and conditions, set forth in this Agreement, in any applicable Tariff(s), or as may be otherwise agreed to between the Parties.

2.3.5

The publication “Telcordia Technical Publication GR-342-CORE; High Capacity Digital Special Access Service, Transmission Parameter Limits and Interface Combination” describes the specification and interfaces generally utilized by Verizon and is referenced herein to assist the Parties in meeting their respective Interconnection responsibilities.

2.3.6

If a Party elects to provision its own One Way trunks, that Party will be responsible for the expense of providing such trunks for the delivery of Local Traffic and IntraLATA toll traffic to the other Party’s IP.

2.4	Two-Way Interconnection Trunks.

2.4.1

Where the Parties have agreed to use Two Way Local Interconnection Trunks, prior to ordering any Two-Way Local Interconnection Trunks from Verizon, Reconex shall meet with Verizon to conduct a joint planning meeting (“Joint Planning Meeting”). At that Joint Planning Meeting, each Party shall provide to the other Party originating CCS (Hundred Call Second) information, and the Parties shall mutually agree on the appropriate initial number of Two-Way End Office and Tandem Local Interconnection Trunks and the interface specifications at the Point of Interconnection (POI).

2.4.2

Two-Way Local Interconnection Trunks shall be from a Verizon End Office or Tandem to a mutually agreed upon POI. Where the Reconex is collocated in a Verizon Wire Center, the POI shall be at the Verizon Wire Center.

2.4.3

On a semi-annual basis, Reconex shall submit a good faith forecast to Verizon of the number of End Office and Tandem Two-Way Local Interconnection Trunks that Reconex anticipates that Verizon will need to provide during the ensuing two (2) year period. Reconex’s trunk forecasts shall conform to the Verizon CLEC trunk forecasting guidelines as in effect at that time.

2.4.4

The Parties shall meet (telephonically or in person) from time to time, as needed, to review data on End Office and Tandem Two-Way Local Interconnection Trunks to determine the need for new trunk groups and to plan any necessary changes in the number of Two-Way Local Interconnection Trunks.

2.4.5	Two-Way Local Interconnection Trunks shall have SS7 Common Channel Signaling. The Parties agree to utilize B8ZS and Extended Super Frame (ESF) DS1 facilities, where available.

2.4.6	With respect to End Office Two-Way Local Interconnection Trunks, both Parties shall use an economic CCS equal to five (5).

2.4.7

Two-Way Local Interconnection Trunk groups that connect to a Verizon access Tandem shall be engineered using a design blocking objective of Neal-Wilkenson B.005 during the average time consistent busy hour; Two-Way Local Interconnection Trunk groups that connect to a Verizon local Tandem shall be engineered using a design blocking objective of Neal Wilkenson B.01 during the average time consistent busy hour. Verizon and Reconex shall engineer Two-Way Local Interconnection Trunks using national standards.

2.4.8

Reconex shall determine and order the number of Two-Way Local Interconnection Trunks that are required to meet the applicable design blocking objective for all traffic carried on each Two-Way Local Interconnection Trunk group. Reconex shall order Two-Way Local Interconnection Trunks by submitting ASRs to Verizon setting forth the number of Two-Way Local Interconnection Trunks to be installed and the requested installation dates within Verizon’s effective standard intervals or negotiated intervals, as appropriate. Reconex shall complete ASRs in accordance with Ordering and Billing Forum Guidelines as in effect from time to time.

2.4.9

Verizon may monitor Two-Way Local Interconnection Groups using service results for the applicable design-blocking objective. If Verizon observes blocking in excess of the applicable design objective on any final Two-Way Local Interconnection Trunk group and Reconex has not notified Verizon that it has corrected such blocking, Verizon may submit to Reconex a Trunk Group Service Request directing Reconex to remedy the blocking. Upon receipt of a Trunk Group Service Request, Reconex will complete an ASR to augment the Two-Way Local Interconnection Group with excessive blocking and submit the ASR to Verizon within five (5) Business Days.

2.4.10

Any Tandem Two-Way Local Interconnection Trunk group between the Reconex’s POI and a Verizon Tandem will be limited to a maximum of 240 trunks unless otherwise agreed to by the Parties. In the event that any Tandem Two-Way Local Interconnection Trunk group exceeds the 240 trunk level at any time, Reconex shall promptly submit an ASR to Verizon to establish new or additional End Office Trunk groups to insure that such Tandem Two-Way Local Interconnection Trunk group does not exceed the 240 trunk level.

2.4.11

Upon request, Reconex will submit a written report to Verizon each month setting forth trunk utilization information and percentages. Reconex will calculate utilization percentages by using a traffic data analyzation system specified by Verizon, industry standard study periods and a time consistent busy hour.

2.4.12

The Parties will review all Tandem Two-Way Local Interconnection Trunk groups that reach a utilization level of seventy percent (70%), or greater, to determine whether those groups should be augmented. Reconex will promptly augment all Tandem Two-Way Local

Interconnection Trunk groups that reach a utilization level of eighty percent (80%) by submitting ASRs for additional trunks sufficient to attain a utilization level of approximately seventy percent (70%), unless the Parties agree that additional trunking is not required. For each Tandem Two-Way Local Interconnection Trunk group with a utilization level of less than sixty percent (60%), unless the Parties agree otherwise, Reconex will promptly submit ASRs to disconnect a sufficient number of Local Interconnection Trunks to attain a utilization level of approximately sixty percent (60%) for each respective group. In the event Reconex fails to submit an ASR for Two-Way Local Interconnection Trunks in conformance with this section, Verizon may bill Reconex for the excess Local Interconnection Trunks at the applicable rates provided for in the Pricing Attachment.

2.4.13

The performance standard on final Two-Way Local Interconnection Trunks shall be that no such Local Interconnection Trunk group will exceed its design blocking objective (B.005 or B.01, as applicable) for three (3) consecutive calendar traffic study months.

2.4.14

Because Verizon will not be in control of the timing and sizing of the Two-Way Local Interconnection Trunks between its network and Reconex’s network, Verizon’s performance on these Two-Way Local Interconnection Trunk groups shall not be subject to any performance measurements and remedies under this Agreement, and, except as otherwise required by Applicable Law, under any FCC or Commission approved carrier-to-carrier performance assurance guidelines or plan.

2.4.15

Upon three (3) months prior written notice and with the mutual agreement of the Parties, either Party may withdraw its traffic from a Two-Way Local Interconnection Trunk group and install One-Way Local Interconnection Trunks to the applicable POI.

2.4.16	Notwithstanding any other provision of this Agreement, Two-Way Local Interconnection Trunks shall only carry Local Traffic, IntraLATA Toll Traffic and Internet Traffic.

2.4.17

Reconex will route its traffic to Verizon over the End Office and Tandem Two-Way Local Interconnection Trunks in accordance with SR-TAP192, including but not limited to those standards requiring that a call from Reconex to a Verizon End Office will first be routed to the End Office Local Interconnection Trunk group between Reconex and the Verizon End Office.

2.4.18

When the Parties implement Two-Way Local Interconnection Trunks, the Parties will work cooperatively to calculate a Proportionate Percentage of Use or “PPU” factor, based on the total number of minutes of Traffic that each Party originates over the Two-Way Local Interconnection Trunks. Reconex will pay a percentage of Verizon’s monthly recurring charges for the facility on which the Two-Way Local Interconnection Trunks ride equal to Reconex’s percentage of use of the facility as shown by the PPU. The PPU shall not be applied to calculate the charges for any portion of a facility that is on Reconex’s side of Reconex’s-IP, which charges shall be solely the financial responsibility of Reconex. Non-recurring charges for the facility on which the Two-Way Interconnection Trunks ride shall be apportioned as follows: (a) for the portion of the Trunks on Verizon’s side of the Reconex-IP, the non-recurring charges shall be divided equally between the Parties; and, (b) for the portion of the Trunks on Reconex’s side of the Reconex-IP, Reconex shall be solely responsible for the non-recurring charges. Notwithstanding the foregoing provisions of this Section 2.4.18, if Reconex fails to provide IPs at Verizon’s Tandem or End Office(s) in accordance with this Agreement, Reconex will be responsible for one hundred percent (100%) of all recurring and non-recurring charges associated with Two-Way Local Interconnection Trunk groups until Reconex establishes such IPs.

3.	Alternative Interconnection Arrangements

3.1

In addition to the foregoing methods of Interconnection, and subject to mutual agreement of the Parties, the Parties may agree to establish an End Point Fiber Meet arrangement, which may include a SONET backbone with an optical interface at the OC-n level in accordance with the terms of this Section. The Fiber Distribution Frame at the Reconex location shall be designated as the POI for both Parties.

3.2

The establishment of any End Point Fiber Meet arrangement is expressly conditioned upon the Parties’ reaching prior written agreement on routing, appropriate sizing and forecasting, equipment, ordering, provisioning, maintenance, repair, testing, augment, and compensation, procedures and arrangements, reasonable distance limitations, and on any other arrangements necessary to implement the End Point Fiber Meet arrangement.

	3.3	Except as otherwise agreed by the Parties, End Point Fiber Meet arrangements shall be used only for the termination of Local Traffic, Internet Traffic, and IntraLATA Toll Traffic.

4.	Initiating Interconnection

4.1

If Reconex determines to offer Telephone Exchange Services and to interconnect with Verizon in any LATA in which Verizon also offers Telephone Exchange Services and in which the Parties are not already interconnected pursuant to this Agreement, Reconex shall provide written notice to Verizon of the need to establish Interconnection in such LATA pursuant to this Agreement.

4.2

The notice provided in Section 5.1 shall include (a) the initial Routing Point(s); (b) the applicable Reconex-IPs to be established in the relevant LATA in accordance with this Agreement; (c) Reconex’s intended Interconnection activation date; and (d) a forecast of Reconex’s trunking requirements conforming to Section 14.3; and (e) such other information as Verizon shall reasonably request in order to facilitate Interconnection.

4.3

The interconnection activation date in the new LATA shall be mutually agreed to by the Parties after receipt by Verizon of all necessary information as indicated above. Within ten (10) Business Days of Verizon’s receipt of Reconex’s notice provided for in Section 4.1, Verizon and Reconex shall confirm the Verizon-IP(s), the Reconex-IP(s) and the mutually agreed upon Interconnection activation date for the new LATA.

5.	Transmission and Routing of Telephone Exchange Service Traffic

	5.1	Scope of Traffic.

Section 5 prescribes parameters for Local Interconnection Trunks used for

Interconnection pursuant to Sections 2 through 4 of this Attachment.

	5.2	Trunk Group Connections and Ordering.

5.2.1

Both Parties shall use either a DS-1 or DS-3 interface at the POI. Upon mutual agreement, the Parties may use other types of interfaces, such as STS-1, at the POI, when and where available. When Local Interconnection Trunks are provisioned using a DS-3 interface facility, Reconex shall order the multiplexed DS-3 facilities to the Verizon Central Office that is designated in the NECA 4 Tariff as an Intermediate Hub location, unless otherwise agreed to in writing by Verizon. The specific NECA 4 Intermediate Hub location to be used for Two-Way Local Interconnection Trunks shall be in the appropriate Tandem subtending area based on the LERG. In the event the appropriate DS-3 Intermediate Hub is not used, then Reconex shall pay 100% of the facility charges for the Two-Way Local Interconnection Trunks.

		5.2.2	Each Party will identify its Carrier Identification Code, a three or four digit numeric code obtained from Telcordia, to the other Party when ordering a trunk group.

		5.2.3	Unless mutually agreed to by both Parties, each Party will outpulse ten (10) digits to the other Party.

5.2.4

Each Party will use commercially reasonable efforts to monitor trunk groups under its control and to augment those groups using generally accepted trunk-engineering standards so as to not exceed blocking objectives. Each Party agrees to use modular trunk engineering techniques for trunks subject to this Attachment.

5.2.5

Switching System Hierarchy and Trunking Requirements. For purposes of routing Reconex traffic to Verizon, the subtending arrangements between Verizon Tandem Switches and Verizon End Office Switches shall be the same as the Tandem/End Office subtending arrangements Verizon maintains for the routing of its own or other carriers’ traffic. For purposes of routing Verizon traffic to Reconex, the subtending arrangements between Reconex Tandem Switches and Reconex End Office Switches shall be the same as the Tandem/End Office subtending arrangements which Reconex maintains for the routing of its own or other carriers’ traffic.

5.2.6

Signaling. Each Party will provide the other Party with access to its databases and associated signaling necessary for the routing and completion of the other Party’s traffic in accordance with the provisions contained in the Unbundled Network Element Attachment or applicable access tariff.

		5.2.7	Grades of Service. The Parties shall initially engineer and shall monitor and augment all trunk groups consistent with the Joint Process as set forth in Section 13.1.

6.	Trunking Measurement and Billing over Local Interconnection Trunks

	6.1	For billing purposes, each Party shall pass Calling Party Number (CPN) information on at least ninety-five percent (95%) of calls carried over the Local Interconnection Trunks.

6.1.1

If the originating Party passes CPN on ninety-five percent (95%) or more of its calls, the receiving Party shall bill the originating Party the Local Traffic call completion rate, intrastate Exchange Access rates, intrastate/interstate Tandem Transit Traffic rates, or interstate Switched Exchange Access Service rates, applicable to each relevant minute of traffic, as provided in the Pricing Attachment and applicable Tariffs, for which CPN is passed. For any remaining (up to 5%) calls without CPN information, the receiving Party shall bill the originating Party for such traffic at the Local Traffic call completion rate, intrastate Switched Exchange Access Service rates, intrastate/interstate Tandem Transit Traffic rates, or interstate Switched Exchange Access Service rates, applicable to each relevant minute of traffic, as provided in Pricing Attachment and applicable Tariffs, in direct proportion to the minutes of use of calls passed with CPN information.

6.1.2

If the originating Party passes CPN on less than ninety-five percent (95%) of its calls and the originating Party chooses to combine Local and Toll Traffic on the same trunk group, the receiving Party shall bill the higher of its interstate Switched Exchange Access Service rates or its intrastate Switched Exchange Access Services rates for all traffic except Internet Traffic that is passed without CPN, unless the Parties agree that other rates should apply to such traffic.

6.2

At such time as a receiving Party has the capability, on an automated basis, to use such CPN and/or other call detail information to classify traffic delivered over Local Interconnection Trunks by the other Party as either Local Traffic or Toll Traffic, such receiving Party shall bill the originating Party the Local Traffic call completion rate, intrastate Exchange Access rates, or interstate Exchange Access rates applicable to each relevant minute of Traffic for which CPN is passed, as provided in the Pricing Attachment and applicable Tariffs. If the receiving Party lacks the capability, on an automated basis, to use CPN information to classify on an automated basis traffic delivered by the other Party as either Local Traffic or Toll Traffic, the originating Party will supply a PIU and PLU factor. The PIU and PLU factors shall be supplied in writing by the originating Party within thirty (30) days of the Effective Date and shall be updated in writing by the originating Party quarterly. Measurement of billing minutes for purposes of determining terminating compensation shall be in conversation seconds. Measurement of billing minutes for originating toll free service access code (e.g., 800/888/877) calls shall be in accordance with applicable Tariffs. If the amount of traffic (excluding Toll Traffic) that Verizon delivers to Reconex exceeds twice the amount of traffic that Reconex delivers to Verizon as Local Traffic (“2:1 ratio”), then the amount of traffic that Verizon delivers to Reconex in excess of such 2:1 ratio shall be presumed to be Internet Traffic and not subject to the Local Traffic call completion rate (Reciprocal Compensation).

7.	Reciprocal Compensation Arrangements – Pursuant to Section 251(b)(5)

	7.1	Local Traffic Reciprocal Compensation Interconnection Points.

7.1.1

Except as otherwise agreed by the Parties, the Interconnection Points (“IPs”) from which Reconex will provide transport and termination of Local Traffic to its Customers (“Reconex-IPs”) shall be as follows:

7.1.1.1

For each LATA in which Reconex requests to interconnect with Verizon, except as otherwise agreed by the Parties, Reconex shall establish a Reconex IP in each Verizon Rate Center Area (or Exchange Area) where Reconex chooses to assign telephone numbers to its Customers. Reconex shall establish such Reconex-IP consistent with the methods of interconnection and interconnection trunking architectures that it will use pursuant to Section 2 of this Attachment.

7.1.1.2

At any time that Reconex establishes a Collocation site at a Verizon End Office Wire Center in a LATA in which Reconex is interconnected or requesting interconnection with Verizon, either Party may request in writing that such Reconex Collocation site be established as the Reconex-IP for traffic originated by Verizon Customers served by that End Office. Upon such request, the Parties shall negotiate in good faith mutually acceptable arrangements for the transition to such Reconex-IP. If the Parties have not reached agreement on such arrangements within thirty (30) days, (a) either Party may pursue available dispute resolution mechanisms; and, (b) Reconex shall bill and Verizon shall pay the lesser of the negotiated intercarrier compensation rate or the End Office reciprocal compensation rate for the relevant traffic less Verizon’s transport rate, tandem switching rate (to the extent traffic is tandem switched), and other costs (to the extent that Verizon purchases such transport from Reconex or a third party), from the originating Verizon End Office to the receiving Reconex-IP.

7.1.1.3

In any LATA where the Parties are already interconnected prior to the effective date of this Agreement, Reconex may maintain existing IPs, except that Verizon may request in writing to transition such Reconex-IPs to the Reconex-IPs described in subsections 7.1.1.1 and 7.1.1.2,above. Upon such request, the Parties shall negotiate a mutually satisfactory arrangements for the transition to IPs that conform to subsections 7.1.1.1 and 7.1.1.2, above. If the Parties have not reached agreement on such arrangements within thirty (30) days, (a) either Party may pursue available dispute resolution mechanisms; and, (b) Reconex shall bill and Verizon shall pay only the lesser of the negotiated intercarrier compensation rate or the End Office reciprocal compensation rate for relevant traffic, less Verizon’s transport rate, tandem switching rate (to the extent traffic is tandem switched), and other costs (to the extent that Verizon purchases such transport from Reconex or a third party), from Verizon’s originating End Office to the Reconex IP.

7.1.2

Except as otherwise agreed by the Parties, the Interconnection Points (“IPs”) from which Verizon will provide transport and termination of Local Traffic to its Customers (“Verizon-IPs”) shall be as follows:

	7.1.2.1	For Local Traffic delivered by Reconex to the Verizon Tandem subtended by the terminating End Office serving the Verizon Customer, the Verizon-IP will be the Verizon Tandem Wire Center.

		7.1.2.2	For Local Traffic delivered by Reconex to the Verizon terminating End Office Wire Center serving the Verizon Customer, the Verizon-IP will be Verizon End Office Wire Center.

7.1.3

Should either Party offer additional IPs to any Telecommunications Carrier that is not a Party to this Agreement, the other Party may elect to deliver traffic to such IPs for the NXXs or functionalities served by those IPs. To the extent that any such Reconex-IP is not located at a Collocation site at a Verizon Tandem Wire Center or Verizon End Office Wire Center, then Reconex shall permit Verizon to establish physical Interconnection through collocation or other operationally comparable arrangements acceptable to Verizon at the Reconex-IP, to the extent such physical Interconnection is technically feasible.

	7.1.4	Each Party is responsible for delivering its Local Traffic that is to be terminated by the other Party to the other Party’s relevant IP.

7.2

The Parties shall compensate each other for the transport and termination of Local Traffic delivered to the terminating Party in accordance with Section 251(b)(5) of the Act at the rates stated in the Pricing Attachment. These rates are to be applied at the Reconex-IP for traffic delivered by Verizon for termination by Reconex, and at the Verizon-IP for traffic delivered by Reconex for termination by Verizon. Except as expressly specified in this Agreement, no additional charges shall apply for the termination from the IP to the Customer of Local Traffic delivered to the Verizon-IP by Reconex or the Reconex-IP by Verizon. When such Local Traffic is delivered over the same trunks as Toll Traffic, any port or transport or other applicable access charges related to the delivery of Toll Traffic from the IP to an end user shall be prorated to be applied only to the Toll Traffic. The designation of traffic as Local Traffic for purposes of Reciprocal Compensation shall be based on the actual originating and terminating points of the complete end-to-end communication.

7.3

Transport and termination of the following types of traffic shall not be subject to the Reciprocal Compensation arrangements set forth in this Section, but instead shall be treated as described or referenced below:

	7.3.1	Tandem Transit Traffic shall be treated as specified in Section 11.

7.3.2

For any traffic originating with a third party carrier and delivered by Reconex to Verizon, Reconex shall pay Verizon the same amount that such third party carrier would have been obligated to pay Verizon for termination of that traffic at the location the traffic is delivered to Verizon by Reconex.

7.3.3

Switched Exchange Access Service and InterLATA or IntraLATA Toll Traffic shall continue to be governed by the terms and conditions of the applicable Tariffs and, where applicable, by a Meet-Point Billing arrangement in accordance with Section 9.

7.3.4

No Reciprocal Compensation shall apply to Internet Traffic. If the amount of traffic (excluding intraLATA Toll Traffic) that Verizon delivers to Reconex exceeds twice the amount of traffic that Reconex delivers to Verizon as Local Traffic (“2:1 ratio”), then the amount of traffic that Verizon delivers to Reconex in excess of such 2:1 ratio shall be presumed to be Internet Traffic and shall not be subject to Reciprocal Compensation.

		7.3.5	No Reciprocal Compensation shall apply to special access, private line, or any other traffic that is not switched by the terminating Party.

7.3.6

IntraLATA intrastate alternate-billed calls (e.g., collect, calling card, and third-party billed calls) originated or authorized by the Parties’ respective Customers in the Commonwealth of Virginia shall be treated in accordance with an arrangement mutually agreed to by the Parties.

7.3.7

Any other traffic not specifically addressed in this Section shall be treated as provided elsewhere in this Agreement, or if not so provided, as required by the applicable Tariff of the Party transporting and/or terminating the traffic.

7.4

Nothing in this Agreement shall be construed to limit either Party’s ability to designate the areas within which that Party’s Customers may make calls which that Party rates as “local” in its Customer Tariffs.

7.5

Each Party reserves the right to audit all Traffic, up to a maximum of two audits per calendar year, to ensure that rates are being applied appropriately; provided, however, that either Party shall have the right to conduct additional audit(s) if the preceding audit disclosed material errors or discrepancies. Each Party agrees to provide the necessary Traffic data in conjunction with any such audit in a timely manner.

8.	Transmission and Routing of Exchange Access Traffic

	8.1	Scope of Traffic.

Section 8 prescribes parameters for certain trunks to be established over the Interconnections specified in Sections 2 through 5 of this Attachment for the transmission and routing of traffic between Reconex Telephone Exchange Service Customers and Interexchange Carriers (“Access Toll Connecting Trunks”), in any case where Reconex elects to have its End Office Switch subtend a Verizon Tandem. This includes casually-dialed (1010XXX and 101XXXX) traffic.

	8.2	Access Toll Connecting Trunk Group Architecture.

8.2.1

If Reconex chooses to subtend a Verizon access Tandem, Reconex’s NPA/NXX must be assigned by Reconex to subtend the same Verizon access Tandem that a Verizon NPA/NXX serving the same Rate Center subtends as identified in the LERG.

8.2.2

Reconex shall establish Access Toll Connecting Trunks pursuant to applicable access Tariffs by which it will provide Switched Exchange Access Services to Interexchange Carriers to enable such Interexchange Carriers to originate and terminate traffic to and from Reconex’s Customers.

8.2.3

The Access Toll Connecting Trunks shall be two-way trunks. Such trunks shall connect the End Office Reconex utilizes to provide Telephone Exchange Service and Switched Exchange Access to its Customers in a given LATA to the Tandem Verizon utilizes to provide Exchange Access in such LATA.

8.2.4

Access Toll Connecting Trunks shall be used solely for the transmission and routing of Exchange Access to allow Reconex’s Customers to connect to or be connected to the interexchange trunks of any Interexchange Carrier which is connected to a Verizon access tandem.

9.	Meet-Point Billing Arrangements

9.1

Reconex and Verizon will establish Meet-Point Billing (“MPB”) arrangements in order to provide a common transport option to Switched Access Services Customers via a Verizon access Tandem Switch in accordance with the Meet Point Billing guidelines contained in the OBF’s MECAB and MECOD documents, except as modified herein, and in Verizon’s applicable Tariffs. The arrangements described in this Section 9 are intended to be used to provide Switched Exchange Access Service that originates and/or terminates on Telephone Exchange Service that is provided by either Party, where the transport component of the Switched Exchange Access Service is routed through a access Tandem Switch that is provided by Verizon.

	9.2	In each LATA, the Parties shall establish MPB arrangements between the applicable Routing Point/Verizon Serving Wire Center combinations.

	9.3	Interconnection for the MPB arrangement shall occur at the Verizon access Tandems in the LATA, unless otherwise agreed to by the Parties.

9.4

Reconex and Verizon will use reasonable efforts, individually and collectively, to maintain provisions in their respective state access Tariffs, and/or provisions within the National Exchange Carrier Association (“NECA”) Tariff No. 4, or any successor Tariff sufficient to reflect the MPB arrangements established pursuant to this Agreement.

	9.5	In general, there are four alternative Meet-Point Billing arrangements possible, which are:

9.5.1

“Single Bill/Single Tariff” in which a single bill is presented to the Interexchange Carrier and each Local Exchange Carrier involved applies rates for its portion of the services from the same Tariff.

9.5.2

“Multiple Bill/Single Tariff” in which each involved Local Exchange Carrier presents separate bills to the Interexchange Carrier and each Local Exchange Carrier involved applies rates for its portion of the service from the same Tariff.

9.5.3

“Multiple Bill/Multiple Tariff” in which each involved Local Exchange Carrier presents separate bill to the Interexchange Carrier and each Local Exchange Carrier involved applies rates for its portion of the service from its own Tariff.

9.5.4

“Single Bill/Multiple Tariff” in which a single bill is presented to the Interexchange Carrier and each Local Exchange Carrier involved applies rates for its portion of the service from its own Tariff.

Each Party shall implement the “Multiple Bill/Single Tariff” or “Multiple Bill/Multiple Tariff” option, as appropriate, in order to bill an IXC for the portion of the jointly provided Telecommunications Service provided by that Party. Alternatively, in former Bell Atlantic service areas, upon agreement of the Parties, each Party may use the New York State Access Pool on its behalf to implement the Single

Bill/Multiple Tariff or Single Bill/Single Tariff option, as appropriate, in order to bill an IXC for the portion of the jointly provided Telecommunications Service provided by each Party.

9.6

The rate elements to be billed by each Party shall be as set forth in that Party’s applicable Tariffs. The actual rate values for each Party’s affected Switched Exchange Access Service rate element shall be the rates contained in that Party’s own effective federal and state access Tariffs, or other document that contains the terms under which that Party’s access services are offered. The MPB billing percentages for each Routing Point/Verizon Serving Wire Center combination shall be calculated in accordance with the formula set forth in Section 9.15.

9.7

Each Party shall provide the other Party with the billing name, billing address, and Carrier Identification Code (“CIC”) of the IXC, and identification of the Verizon Wire Center serving the IXC in order to comply with the MPB notification process as outlined in the MECAB document.

9.8

Verizon shall provide Reconex with the Switched Access Detail Usage Data (EMI category 1101XX records) on magnetic tape or via such other media as the Parties may agree to, no later than ten (10) Business Days after the date the usage occurred.

9.9

Reconex shall provide Verizon with the Switched Access Summary Usage Data (EMI category 1150XX records) on magnetic tape or via such other media as the Parties may agree, no later than ten (10) Business Days after the date of its rendering of the bill to the relevant IXC, which bill shall be rendered no less frequently than monthly.

9.10	All usage data to be provided pursuant to Sections 9.8 and 9.9 shall be sent to the following addresses:

To Reconex:

William E. Braun
2500 Industrial Avenue
Hubbard, Oregon, 97032

For Verizon:

New York Access Billing
C/O ACM, Inc.
120 Erie Blvd.
Schenectady, NY 12305
Attn: Mark Ferri

Either Party may change its address for receiving usage data by notifying the other Party in writing pursuant to Section 4.23 of the General Terms and Conditions

9.11

Reconex and Verizon shall coordinate and exchange the billing account reference (“BAR”) and billing account cross reference (“BACR”) numbers or Operating Company Number (“OCN”), as appropriate, for the MPB arrangements described in this Section 9. Each Party shall notify the other if the level of billing or other BAR/BACR elements change, resulting in a new BAR/BACR number, or if the OCN changes.

9.12

Each Party agrees to provide the other Party with notification of any errors it discovers in MPB data within 30 calendar days of the receipt of the original data. The other party shall attempt to correct the error and resubmit the data within (ten) 10 Business Days of the notification. In the event the errors cannot be corrected within such (ten) 10-Business Day period, the erroneous data will be considered lost. In the event of a loss of data, whether due to uncorrectable errors or otherwise, both Parties shall cooperate to reconstruct the lost data and, if such reconstruction is not possible, shall accept a reasonable estimate of the lost data based upon prior usage data.

9.13

Either Party may request a review or audit of the various components of access recording up to a maximum of two (2) audits per calendar year. All costs associated with each review and audit shall be borne by the requesting Party. Such review or audit shall be conducted subject to Section 4.4 of the General Terms and Conditions and during regular business hours. A Party may conduct additional audits, at its expense, upon the other Party’s consent, which consent shall not be unreasonably withheld.

9.14

Except as expressly set forth in this Agreement, nothing contained in this Section 9 shall create any liability for damages, losses, claims, costs, injuries, expenses or other liabilities whatsoever on the part of either Party. MPB will apply for all traffic bearing the 500, 900, toll free service access code (e.g. 800/888/877) (to the extent provided by an IXC) or any other non-geographic NPA which may be designated for such traffic in the future.

9.15

In the event Reconex determines to offer Telephone Exchange Services in another LATA in which Verizon operates an access Tandem Switch, Verizon shall permit and enable Reconex to subtend the Verizon access Tandem Switch(es) designated for the Verizon End Offices in the area where the Reconex Routing Point(s) associated with the NPA NXX(s) to/from which the Switched Exchange Access Services are homed. Except as otherwise mutually agreed by the Parties, the MPB billing percentages for each Routing Point/Verizon Serving Wire Center combination shall be calculated according to the following formula, unless as mutually agreed to by the Parties:

a / (a + b) = Reconex Billing Percentage

and

b / (a + b) = Verizon Billing Percentage

where:

a = the airline mileage between Reconex Routing Point and the actual point of interconnection for the MPB arrangement; and

b = the airline mileage between the Verizon serving Wire Center and the actual point of interconnection for the MPB arrangement.

9.16

Reconex shall inform Verizon of each LATA in which it intends to offer Telephone Exchange Services and its calculation of the billing percentages which should apply for such arrangement. Within ten (10) Business Days of Reconex’s delivery of notice to Verizon, Verizon and Reconex shall confirm the Routing Point/Verizon Serving Wire Center combination and billing percentages.

10.	Toll Free Service Access Code (e.g., 800/888/877) Traffic

The following terms shall apply when either Party delivers toll free service access code (e.g., 800/888/877) (“800”) calls to the other Party.

	10.1	When Reconex delivers toll free service access code calls that have been queried to an “800” database to Verizon for delivery

		10.1.1	to an IXC:

Reconex shall provide an appropriate EMI record to Verizon for processing and Meet Point Billing in accordance with Section 9 above; and Reconex shall bill the IXC the Reconex query charge associated with the call.

		10.1.2	to Verizon or another LEC that is a toll free service access code service provider in the LATA:

			10.1.2.1	Reconex shall provide an appropriate EMI record to the toll free service access code service provider; and

10.2

Reconex’s Tariffed Feature Group D (“FGD”) Switched Exchange Access or Reciprocal Compensation charges, as applicable, and the Reconex query charge, shall be assessed to the toll free service access code service provider; and

	10.3	Verizon shall assess applicable Tandem Transit Service charges and associated passthrough charges to Reconex.

	10.4	When Verizon delivers toll free service access code calls that have been queried to an “800” database, originated by Verizon’s or another LEC’s Customers, to Reconex:

		10.4.1	where the queried call is an intraLATA call that is handed off to Reconex in CLEC’s capacity as a toll free service access code service provider:

		10.4.2	Verizon shall bill Reconex the Verizon query charge associated with the call as specified in the Pricing Attachment; and

			10.4.2.1	Verizon shall provide an appropriate EMI record to Reconex; and

			10.4.2.2	Verizon’s Tariffed FGD Switched Exchange Access or Reciprocal Compensation charges shall be billed to Reconex as applicable.

	10.5	Unqueried Toll Free Service Access Code (e.g., 800/88/8/877) Traffic.

If Reconex chooses Verizon to handle toll free service access code (e.g.,800/888/877) (“800”) database queries from Reconex’s central office switches, all Reconex originating 800 traffic will be routed over a separate 800 trunk group. The 800 trunk group will be one-way from Reconex to Verizon. Verizon will perform the query and route the call appropriately.

		10.5.1	When the 800 call is routed to an IXC:

			10.5.1.1	Verizon will query the call and route the call to the appropriate IXC.

			10.5.1.2	Verizon shall provide an appropriate EMI record to Reconex to facilitate billing to the IXC.

		10.5.2	Verizon shall bill the IXC the Verizon query charge associated with the call and any other applicable Verizon charges.

		10.5.3	When the 800 call is an IntraLATA call routed to Verizon or another LEC that is a toll free service access code service provider in the LATA:

			10.5.3.1	Verizon will query the call and route the call to the appropriate LEC toll free service access code service provider.

			10.5.3.2	Verizon shall provide an appropriate EMI record to Reconex to facilitate billing to the LEC toll free service access code service provider

			10.5.3.3	Verizon shall bill the LEC toll free service access code service provider the query charge associated with the call and any other applicable Verizon charges.

	10.6	Verizon will not direct unqueried toll free service access code call to Reconex.

11.	Tandem Transit Traffic

11.1

As used in this Section 11, Tandem Transit Traffic is Telephone Exchange Service traffic that originates on Reconex’s network, and is transported through a Verizon Tandem to the Central Office of a CLEC, ILEC other than Verizon, Commercial Mobile Radio Service (CMRS) carrier, or other LEC, that subtends the relevant Verizon Tandem to which Reconex delivers such traffic. Neither the originating nor terminating customer is a Customer of Verizon. Subtending Central Offices shall be determined in accordance with and as identified in the Local Exchange Routing Guide (LERG). Switched Exchange Access Service traffic is not Tandem Transit Traffic.

	11.2	Tandem Transit Traffic Service provides Reconex with the transport of Tandem Transit Traffic as provided below.

11.3

Tandem Transit Traffic may be routed over the Local Interconnection Trunks described in Sections 3 through 6. Reconex shall deliver each Tandem Transit Traffic call to Verizon with CCS and the appropriate Transactional Capabilities Application Part (“TCAP”) message to facilitate full interoperability of CLASS Features and billing functions. The Parties will mutually agree to the types of records to be exchanged until industry standards are established and implemented.

11.4

Reconex shall exercise its best efforts to enter into a reciprocal Telephone Exchange Service traffic arrangement (either via written agreement or mutual Tariffs) with any CLEC, ILEC, CMRS carrier, or other LEC, to which it delivers Telephone Exchange Service traffic that transits Verizon’s Tandem Office. If Reconex does not enter into and provide notice to Verizon of the above referenced arrangement within 180 days of the initial traffic exchange with relevant third party carriers, then Verizon may, at its sole discretion, terminate Tandem Transit Service at anytime upon thirty (30) days written notice to Reconex.

11.5

Reconex shall pay Verizon for Transit Service that Reconex originates at the rate specified in the Pricing Attachment, plus any additional charges or costs the receiving CLEC, ILEC, CMRS carrier, or other LEC, imposes or levies on Verizon for the delivery or termination of such traffic, including any Switched Exchange Access Service charges.

11.6

Verizon will not provide Tandem Transit Traffic Service for Tandem Transit Traffic to be delivered to a CLEC, ILEC, CMRS carrier, or other LEC, if the volume of Tandem Transit Traffic to be delivered to that carrier exceeds one (1) DS1 level volume of calls.

11.7

If or when a third party carrier’s Central Office subtends a Reconex Central Office, then Reconex shall offer to Verizon a service arrangement equivalent to or the same as Tandem Transit Service provided by Verizon to Reconex as defined in this Section 11 such that Verizon may terminate calls to a Central Office of a CLEC, ILEC, CMRS carrier, or other LEC, that subtends a Reconex Central Office (“Reciprocal Tandem Transit Service”). Reconex shall offer such Reciprocal Transit Service arrangements under terms and conditions no less favorable than those provided in this Section 11.

11.8

Neither Party shall take any actions to prevent the other Party from entering into a direct and reciprocal traffic exchange agreement with any carrier to which it originates, or from which it terminates, traffic.

12.	Number Resources, Rate Centers and Routing Points

12.1

Nothing in this Agreement shall be construed to limit or otherwise adversely affect in any manner either Party’s right to employ or to request and be assigned any Central Office Codes (“NXX”) pursuant to the Central Office Code Assignment Guidelines and any relevant FCC or Commission orders, as may be amended from time to time, or to establish, by Tariff or otherwise, Rate Centers and Routing Points corresponding to such NXX codes.

12.2

It shall be the responsibility of each Party to program and update its own switches and network systems pursuant to information provided on ASRs as well as the LERG in order to recognize and route traffic to the other Party’s assigned NXX codes. Except as expressly set forth in this Agreement, neither Party shall impose any fees or charges whatsoever on the other Party for such activities.

12.3

Unless otherwise required by Commission order, the Rate Center Areas will be the same for each Party. During the term of this Agreement, Reconex shall adopt the Rate Center Area and Rate Center Points that the Commission has approved for Verizon within the LATA and Tandem serving area, in all areas where Verizon and Reconex service areas overlap. Reconex shall assign whole NPA-NXX codes to each Rate Center Area unless otherwise ordered by the FCC, the Commission or another governmental entity of appropriate jurisdiction, or the LEC industry adopts alternative methods of utilizing NXXs.

12.4

Reconex will also designate a Routing Point for each assigned NXX code. Reconex shall designate one location for each Rate Center Area in which the Reconex has established NXX code(s) as the Routing Point for the NPA-NXXs associated with that Rate Center, and such Routing Point shall be within the same LATA as the Rate Center Area but not necessarily within the Rate Center Area itself. Unless specified otherwise, calls to subsequent NXXs of Reconex will be routed in the same manner as calls to Reconex’s initial NXXs.

12.5

Notwithstanding anything to the contrary contained herein, nothing in this Agreement is intended, and nothing in this Agreement shall be construed, to in any way constrain Reconex’s choices regarding the size of the local calling area(s) that Reconex may establish for its Customers, which local calling areas may be larger than, smaller than, or identical to Verizon’s local calling areas.

13.	Joint Network Implementation and Grooming Process; and Installation, Maintenance, Testing and Repair

	13.1	Joint Network Implementation and Grooming Process.

Upon request of either Party, the Parties shall jointly develop an implementation and grooming process (the “Joint Grooming Process” or “Joint Process”) which may define and detail, inter alia.

13.1.1

standards to ensure that Local Interconnection Trunks experience a grade of service, availability and quality which is comparable to that achieved on interoffice trunks within Verizon’s network and in accord with all appropriate relevant industry-accepted quality, reliability and availability standards. Except as otherwise stated in this Agreement, trunks provided by either Party for Interconnection services will be engineered using a design-blocking objective of B.01.

13.1.2

the respective duties and responsibilities of the Parties with respect to the administration and maintenance of the trunk groups, including, but not limited to, standards and procedures for notification and discoveries of trunk disconnects;

		13.1.3	disaster recovery provision escalations;

		13.1.4	additional technically feasible and geographically relevant IP(s) in a LATA as provided in Section 8; and

		13.1.5	such other matters as the Parties may agree, including, e.g., End Office to End Office high usage trunks as good engineering practices may dictate.

	13.2	Installation, Maintenance, Testing and Repair.

Unless otherwise agreed in writing by the Parties, to the extent required by Applicable Law, Interconnection provided by a Party shall be equal in quality to that provided by such Party to itself, any subsidiary, affiliates or third party. If either Party is unable to fulfill its obligations under this Section 13.2, it shall notify the other Party of its inability to do so and will negotiate alternative intervals in good faith. The Parties agree that to the extent required by Applicable Law, the standards to be used by a Party for isolating and clearing any disconnections and/or other outages or troubles shall be at parity with standards used by such Party with respect to itself, any subsidiary, affiliate or third party.

	13.3	Forecasting Requirements for Trunk Provisioning.

Within ninety (90) days of executing this Agreement, Reconex shall provide Verizon a two (2) year traffic forecast. This initial forecast will provide the amount of traffic to be delivered to and from Verizon over each of the Local Interconnection Trunk groups over the next eight (8) quarters. The forecast shall be updated and provided to Verizon on an as-needed basis but no less frequently than semiannually. All forecasts shall comply with the Verizon CLEC

Interconnection Trunking Forecast Guide and shall include, at a minimum, Access Carrier Terminal Location (“ACTL”), traffic type (Local Traffic/Toll Traffic, Operator Services, 911, etc.), code (identifies trunk group), A location/Z location (CLLI codes for Reconex-IPs and Verizon-IPs), interface type (e.g., DS1), and trunks in service each year (cumulative).

13.3.1

Initial Forecasts/Trunking Requirements. Because Verizon’s trunking requirements will, at least during an initial period, be dependent on the Customer segments and service segments within Customer segments to whom Reconex decides to market its services, Verizon will be largely dependent on Reconex to provide accurate trunk forecasts for both inbound (from Verizon) and outbound (to Verizon) traffic. Verizon will, as an initial matter provide the same number of trunks to terminate Local Traffic to Reconex as Reconex provides to terminate Local Traffic to Verizon. At Verizon’s discretion, when Reconex expressly identifies particular situations that are expected to produce traffic that is substantially skewed in either the inbound or outbound direction, Verizon will provide the number of trunks Reconex suggests; provided, however, that in all cases Verizon’s provision of the forecasted number of trunks to Reconex is conditioned on the following: that such forecast is based on reasonable engineering criteria, there are no capacity constraints, and Reconex’s previous forecasts have proven to be reliable and accurate.

13.3.1.1

Monitoring and Adjusting Forecasts. Verizon will, for ninety (90) days, monitor traffic on each trunk group that it establishes at Reconex’s suggestion or request pursuant to the procedures identified in Section 13.3.1. At the end of such ninety-(90) day period, Verizon may disconnect trunks that, based on reasonable engineering criteria and capacity constraints, are not warranted by the actual traffic volume experienced. If, after such initial ninety (90) day period for a trunk group, Verizon determines that any trunks in the trunk group in excess of two (2) DS-1s are not warranted by actual traffic volumes (considering engineering criteria for busy hour CCS and blocking percentages), then Verizon may hold Reconex financially responsible for the excess facilities.

13.3.1.2

In subsequent periods, Verizon may also monitor traffic for ninety (90) days on additional trunk groups that Reconex suggests or requests Verizon to establish. If, after any such (90) day period, Verizon determines that any trunks in the trunk group are not warranted by actual traffic volumes (considering engineering criteria for busy hour CCS and blocking percentages), then Verizon may hold Reconex financially responsible for the excess facilities. At any time during the relevant ninety (90) day period, Reconex may request that Verizon disconnect trunks to meet a revised forecast. In such instances, Verizon may hold Reconex financially responsible for the disconnected trunks retroactive to the start of the ninety (90) day period through the date such trunks are disconnected.

14.	Number Portability - Section 251(B)(2)

14.1	Scope.

The Parties shall provide Number Portability (“NP”) in accordance with rules and regulations as from time to time prescribed by the FCC.

14.2	Procedures for Providing LNP (“Long-term Number Portability”).

The Parties will follow the LNP provisioning process recommended by the North American Numbering Council (NANC) and adopted by the FCC. In addition, the Parties agree to follow the LNP ordering procedures established at the Ordering And Billing Forum (OBF). The Parties shall provide LNP on a reciprocal basis.

14.2.1

A Customer of one Party (“Party A”) elects to become a Customer of the other Party (“Party B”). The Customer elects to utilize the original telephone number(s) corresponding to the Telephone Exchange Service(s) it previously received from Party A, in conjunction with the Telephone Exchange Service(s) it will now receive from Party B. After Party B has received a letter of agency (LOA) from an end user customer and sends a LSR to Party A, Parties A and B will work together to port the customer’s telephone number(s) from Party A’s network to Party B’s network. It is Party B’s responsibility to maintain a file of all LOAs and Party A may request, upon reasonable notice, a copy of the LOA.

14.2.2

When a telephone number is ported out of Party A’s network, Party A will remove any non-proprietary line based calling card(s) associated with the ported number(s) from its Line Information Database (“LIDB”). Reactivation of the line-based calling card in another LIDB, if desired, is the responsibility of Party B or Party B’s customer.

14.2.3

When a customer of Party A ports their telephone numbers to Party B and the customer has previously secured a reservation of line numbers from Party A for possible activation at a future point, these reserved but inactive numbers may be ported along with the active numbers to be ported provided the numbers have been reserved for the customer. Party B may request that Party A port all reserved numbers assigned to the customer or that Party A port only those numbers listed by Party B. As long as Party B maintains reserved but inactive numbers ported for the customer, Party A shall not reassign those numbers. Party B shall not reassign the reserved numbers to another end user customer.

14.2.4

When a customer of Party A ports their telephone numbers to Party B, in the process of porting the customer’s telephone numbers, Party A shall implement the ten-digit trigger feature where it is available. When Party A receives the porting request, the unconditional trigger shall be applied to the customer’s line before the due date of the porting activity. When the ten-digit unconditional trigger is not available, Party A and Party B must coordinate the disconnect activity.

14.2.5

The Parties shall furnish each other with the Jurisdiction Information Parameter (JIP) in the Initial Address Message (IAM), containing a Local Exchange Routing Guide (LERG)-assigned NPA-NXX (6 digits) identifying the originating switch on calls originating from LNP capable switches.

14.2.6

Where LNP is commercially available, the NXXs in the office shall be defined as portable, except as noted in 14.2.7, and translations will be changed in the Parties’ switches to open those NXXs for database queries in all applicable LNP capable offices within the LATA of the given switch(es). On a prospective basis, all newly deployed switches will be equipped with LNP capability and so noted in the LERG.

14.2.7

All NXXs assigned to LNP capable switches are to be designated as portable unless a NXX(s) has otherwise been designated as non-portable. Non-portable NXXs include NXX codes assigned to paging, cellular and wireless services; codes assigned for internal testing and official use and any other NXX codes required to be designated as non-portable by the rules and regulations of the FCC. NXX codes assigned to mass calling on a choked network may not be ported using LNP technology but are portable using methods established by the NANC and adopted by the FCC. On a prospective basis, newly assigned codes in switches capable of porting shall become commercially available for porting with the effective date in the network.

14.2.8

Both Parties’ use of LNP shall meet the performance criteria specified by the FCC. Both Parties will act as the default carrier for the other Party in the event that either Party is unable to perform the routing necessary for LNP.

14.3	Procedures for Providing NP Through Full NXX Code Migration.

Where a Party has activated an entire NXX for a single Customer, or activated at least eighty percent (80%) of an NXX for a single Customer, with the remaining numbers in that NXX either reserved for future use by that Customer or otherwise unused, if such Customer chooses to receive Telephone Exchange Service from the other Party, the first Party shall cooperate with the second Party to have the entire NXX reassigned in the LERG (and associated industry databases, routing tables, etc.) to an End Office operated by the second Party. Such transfer will be accomplished with appropriate coordination between the Parties and subject to appropriate industry lead times for movements of NXXs from one switch to another. Neither Party shall charge the other in connection with this coordinated transfer.

14.4	Procedures for Providing INP (Interim Number Portability).

The Parties shall provide Interim Number Portability (“INP”) in accordance with rules and regulations prescribed from time to time by the FCC and state regulatory bodies, the Parties respective company procedures, and as set forth in this Section 14.4. The Parties shall provide INP on a reciprocal basis.

14.4.1

In the event that either Party, Party B, wishes to serve a Customer currently served at an End Office of the other Party, Party A, and that End Office is not LNP-capable, Party A shall make INP available. INP will be provided by remote call forwarding (RCF) and/or direct inward dialing (DID) technology, which will forward terminating calls to Party B’s End Office. Party B shall provide Party A with an appropriate “forward-to” number.

	14.4.2	Prices for INP and formulas for sharing Terminating access revenues associated with INP shall be provided where applicable, upon request by Reconex.

14.4.3

Either Party wishing to use DID to provide for INP must request a dedicated trunk group from the End Office where the DID numbers are currently served to the new serving-End Office. If there are no existing facilities between the respective End Offices, the dedicated facilities and transport trunks will be provisioned as unbundled service through the ASR provisioning process. The requesting party will reroute the DID numbers to the pre-positioned trunk group using the LSR provisioning process. DID trunk rates are contained in the Parties’ respective tariffs.

14.4.4

The Parties Agree that, per FCC 98-275, Paragraph 16, effective upon the date LNP is available at any End Office of one Party, Party A, providing INP for Customers of the other Party, Party B, no further orders will be accepted for new INP at that End Office. Orders for new INP received prior to that date, and change orders for existing INP, shall be worked by Party A. Orders for new INP received by Party A on or after that date shall be rejected. Existing INP will be grandfathered, subject to Section 14.4.5, below.

14.4.5

In offices equipped with LNP prior to September 1, 1999 for former Bell Atlantic offices and October 1, 2000 for former GTE offices, the Parties agree to work together to convert all existing INP-served Customers to LNP by December 31, 2000 in accordance with a mutually agreed to conversion process and schedule. If mutually agreed to by the Parties, the conversion period may be extended one time by no more than 90 days from December 31, 2000.

14.4.6

Upon availability of LNP after October 1, 2000 at an End Office of either Party, both Parties agree to work together to convert the existing INP-served Customers to LNP by no later than 90 days from the date of LNP availability unless otherwise agreed to by the Parties.

14.4.7

When, through no fault of Verizon’s, all INP have not been converted to LNP at the end of the agreed to conversion period, then the remaining INPs will be changed to a functionally equivalent tariff service and billed to the CLEC at the tariff rate(s) for the subject jurisdiction.

14.5	Procedures for LNP Request.

The Parties shall provide for the requesting of End Office LNP capability on a reciprocal basis through a written request. The Parties acknowledge that Verizon has deployed LNP throughout its network in compliance with FCC 96-286 and other applicable FCC rules.

14.5.1

If Party B desires to have LNP capability deployed in an End Office of Party A, which is not currently capable, Party B shall issue a BFR to the Party A. Party A respond to the Party B, within ten (10) days of receipt of the BFR, with a date for which LNP will be available in the requested End Office. Party A shall proceed to provide for LNP in compliance with the procedures and timelines set forth in FCC 96-286, Paragraph 80, and FCC 97-74, Paragraphs 65 through 67.

14.5.2

The Parties acknowledge that each can determine the LNP-capable End Offices of the other through the Local Exchange Routing Guide (LERG). In addition the Parties shall make information available upon request showing their respective LNP-capable End Offices, as set forth in this Section 14.5.

RESALE ATTACHMENT

1.	General

Verizon shall provide to Reconex, in accordance with this Agreement (including, but not limited to, Verizon’s applicable Tariffs) and the requirements of Applicable Law (including, but not limited to, Sections 251(b)(1), 251(c)(4) and 271(c)(2)(B)(xiv) of the Act), Verizon’s Telecommunications Services for resale by Reconex; provided, that notwithstanding any other provision of this Agreement, Verizon shall be obligated to provide Telecommunications Services to Reconex only to the extent required by Applicable Law and may decline to provide a Telecommunications Service to Reconex to the extent that provision of such Telecommunications Service is not required by Applicable Law.

2.	Use of Verizon Telecommunications Services

2.1

Verizon Telecommunications Services may be purchased by Reconex under this Resale Attachment only for the purpose of resale by Reconex as a Telecommunications Carrier. Verizon Telecommunications Services to be purchased by Reconex for other purposes (including, but not limited to, Reconex’s own use) must be purchased by Reconex pursuant to other applicable Attachments to this Agreement (if any), or separate written agreements, including, but not limited to, applicable Verizon Tariffs.

	2.2	Reconex shall not resell:

		2.2.1	Residential service to persons not eligible to subscribe to such service from Verizon (including, but not limited to, business or other nonresidential Customers);

		2.2.2	Lifeline, Link Up America, or other means-tested service offerings, to persons not eligible to subscribe to such service offerings from Verizon;

		2.2.3	Grandfathered or discontinued service offerings to persons not eligible to subscribe to such service offerings from Verizon; or

		2.2.4	Any other Verizon service in violation of a restriction stated in this Agreement (including, but not limited to, a Verizon Tariff) that is not prohibited by Applicable Law.

2.2.5

In addition to any other actions taken by Reconex to comply with this Section 2.2, Reconex shall take those actions required by Applicable Law to determine the eligibility of Reconex Customers to purchase a service, including, but not limited to, obtaining any proof or certification of eligibility to purchase Lifeline, Link Up America, or other means-tested services, required by Applicable Law. Reconex shall indemnify Verizon from any Claims resulting from Reconex’s failure to take such actions required by Applicable Law.

2.2.6

Verizon may perform audits to confirm Reconex’s conformity to the provisions of this Section 2.2. Such audits may be performed twice per calendar year and shall be performed in accordance with Sections 4.4.2 through 4.4.4 of the General Terms and Conditions.

2.3

Reconex shall be subject to the same limitations that Verizon’s Customers are subject to with respect to any Telecommunications Service that Verizon grandfathers or discontinues offering. Without limiting the foregoing, except to the extent that Verizon follows a different practice for Verizon Customers in regard to a grandfathered Telecommunications Service, such grandfathered Telecommunications Service: (a) shall be available only to a Customer that already has such Telecommunications Service; (b) may not be moved to a new service location; and, (c) will be furnished only to the extent that facilities continue to be available to provide such Telecommunications Service.

2.4

Reconex shall not be eligible to participate in any Verizon plan or program under which Verizon Customers may obtain products or services which are not Verizon Telecommunications Services, in return for trying, agreeing to purchase, purchasing, or using, Verizon Telecommunications Services.

	2.5	In accordance with 47 CFR § 51.617(b), Verizon shall be entitled to all charges for Verizon Exchange Access services used by interexchange carriers to provide service to Reconex Customers.

3.	Availability of Verizon Telecommunications Services

3.1

Verizon will provide a Verizon Telecommunications Service to Reconex for resale pursuant to this Attachment where and to the same extent, but only where and to the same extent, that such Verizon Telecommunications Service is provided to Verizon’s Customers.

3.2

Except as otherwise required by Applicable Law, subject to Section 3.1, Verizon shall have the right to add, modify, grandfather, discontinue or withdraw, Verizon Telecommunications Services at any time, without the consent of Reconex.

3.3

To the extent required by Applicable Law, the Verizon Telecommunications Services to be provided to Reconex for resale pursuant to this Attachment will include a Verizon Telecommunications Service customer-specific contract service arrangement (“CSA”) (such as a customer specific pricing arrangement or individual case based pricing arrangement) that Verizon is providing to a Verizon Customer at the time the CSA is requested by Reconex.

4.	Responsibility for Charges

Reconex shall be responsible for and pay all charges for any Verizon Telecommunications Services provided by Verizon pursuant to this Resale Attachment.

5.	Operations Matters

	5.1	Facilities.

		5.1.1	Verizon and its suppliers shall retain all of their right, title and interest in all facilities, equipment, software, information, and wiring, used to provide Verizon Telecommunications Services.

5.1.2

Verizon shall have access at all reasonable times to Reconex Customer locations for the purpose of installing, inspecting, maintaining, repairing, and removing, facilities, equipment, software, and wiring, used to provide the Verizon Telecommunications Services. Reconex shall, at Reconex’s expense, obtain any rights and authorizations necessary for such access.

5.1.3

Except as otherwise agreed to in writing by Verizon, Verizon shall not be responsible for the installation, inspection, repair, maintenance, or removal, of facilities, equipment, software, or wiring, provided by Reconex or Reconex Customers for use with Verizon Telecommunications Services.

5.2	Branding.

5.2.1

Except as stated in Section 5.2.2, in providing Verizon Telecommunications Services to Reconex, Bell Atlantic shall have the right (but not the obligation) to identify the Verizon Telecommunications Services with Verizon’s trade names, trademarks and service marks (“Verizon Marks”), to the same extent that these Services are identified with Verizon’s Marks when they are provided to Verizon’s Customers. Any such identification of Verizon’s Telecommunications Services shall not constitute the grant of a license or other right to Reconex to use Verizon’s Marks.

5.2.2

To the extent required by Applicable Law, upon request by Reconex and at prices, terms and conditions to be negotiated by Reconex and Verizon, Verizon shall provide Verizon Telecommunications Services for resale that are identified by Reconex’s trade name, or that are not identified by trade name, trademark or service mark.

5.2.3

If Verizon uses a third-party contractor to provide Verizon Operator Services or Verizon Directory Assistance Services, Reconex will be responsible for entering into a direct contractual arrangement with the third-party contractor at Reconex’s expense (a) to obtain identification of Verizon Operator Services or Verizon Directory Assistance Services purchased by Reconex for resale with Reconex’s trade name, or (b) to obtain removal of trade name, trademark or service mark identification from Verizon Operator Services or Verizon Directory Assistance Services purchased by Reconex for resale.